SHARE EXCHANGE AGREEMENT

                                  BY AND AMONG

                      MICRO INTERCONNECT TECHNOLOGY, INC.,

                               THE STOCKHOLDERS OF
                LANBO FINANCIAL INVESTMENT COMPANY GROUP LIMITED,

                LANBO FINANCIAL INVESTMENT COMPANY GROUP LIMITED

                                       AND

                        KEATING REVERSE MERGER FUND, LLC


                         DATED AS OF SEPTEMBER 29, 2004


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                            SHARE EXCHANGE AGREEMENT

      THIS SHARE EXCHANGE AGREEMENT (the "Agreement") is made and entered into as of September 29, 2004, by and among Micro Interconnect Technology, Inc., a Nevada corporation (the "Buyer"), Keating Reverse Merger Fund, LLC ("KRM Fund"), Lanbo Financial Investment Company Group Limited, a corporation incorporated under the laws of the British Virgin Islands ("Company"), and each of the persons listed under the caption "Stockholders" on the signature page hereof, such persons being all of the stockholders of Company. The Stockholders shall be referred to herein collectively as the "Stockholders" and individually as the "Stockholder".

                                    RECITALS

      A. Stockholders own all of the Shares (as defined in Section 1.1) of the Company.

      B. KRM Fund owns the majority of the outstanding shares of common stock of Buyer.

      C. Buyer desires to purchase all of the Shares from the Stockholders, and the Stockholders desire to sell the Shares to Buyer, on the terms and conditions hereinafter set forth.

      D. As a condition and inducement to Buyer's and KRM Fund's willingness to enter into this Agreement, the Stockholders will, at Closing (as defined in Section 1.2) enter into a voting agreement in substantially the form attached hereto as Exhibit A (the "Voting Agreement").

      E. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

      NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                    ARTICLE I

                           SALE AND PURCHASE OF SHARES

      1.1 Sale and Purchase. At the Closing and subject to and upon the terms and conditions of this Agreement, the Stockholders agree to sell, transfer and assign to Buyer, and Buyer agrees to purchase from the Stockholders, all of the shares of Company Common Stock (as defined in Section 3.3) owned by the Stockholders as specifically set forth on Schedule 1.1 hereto ("Shares"). As of Closing, the Shares shall constitute all of the issued and outstanding shares of Company Common Stock. The sale and purchase of Shares contemplated hereunder shall be referred to herein as the "Transaction".

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      1.2 Closing. Unless this Agreement shall have been terminated pursuant to
Article IX hereof, the closing of the Transaction (the "Closing") shall take place at the offices of Feldman Weinstein LLP, 420 Lexington Avenue, Suite 2620, New York, New York 10170 at a time and date to be specified by the parties, which shall be no later than the third business day after the satisfaction or waiver of the conditions set forth in Article VII, or at such other time, date and location as the parties hereto agree in writing (the "Closing Date").

      1.3 Purchase Price. The aggregate purchase price for the Shares ("Purchase Price") shall be Nineteen Million Two Hundred Eighty Five Thousand Seven Hundred Fourteen (19,285,714) shares of common stock of Buyer ("Buyer's Shares").

      1.4 Allocation of Buyer's Shares. At the Closing, the Buyer's Shares shall be issued to the respective Stockholders: (i) in proportion to their respective ownership of the Shares as described in Schedule 1.1 hereto, and (ii) in accordance with the provisions of Section 1.10 hereof.

      1.5 Delivery of Certificates Representing the Shares. At Closing, the Stockholders shall deliver the certificate(s) representing the Shares, duly endorsed to Buyer or accompanied by stock powers duly endorsed to Buyer, with medallion signature guarantees, or other similar confirmations as Buyer may agree to, and with (i) all such other documents as may be required to vest in Buyer good and marketable title to the Shares free and clear of any and all Liens (as defined in Section 2.3 hereof), except for those Liens set forth on
Schedule 1.1 hereof, and (ii) all necessary stock transfer and any other required documentary stamps. The Company shall recognize and record the transfers described in this Section 1.5 on its transfer books.

      1.6 Issuance of Certificates Representing Buyer's Shares. At Closing, subject to the provisions of Section 1.10 hereof, Buyer shall cause the Buyer's Shares to be issued to the Stockholders as provided in Section 1.4 above. The Buyer's Shares, when issued, shall be restricted shares and may not be sold, transferred or otherwise disposed of by the Stockholders without registration under the Securities Act of 1933, as amended ("Securities Act") or an available exemption from registration under the Securities Act. The certificates representing the Buyer's Shares will contain the appropriate restrictive legends. The Buyer shall cause Interwest Transfer (the "Transfer Agent") to recognize and record the issuances described in this Section 1.6 on its transfer books, and Buyer shall issue appropriate stop-transfer instructions to the Transfer Agent with respect to the Buyer's Shares.

      1.7 Tax Consequences. It is intended by the parties hereto that the Transaction shall constitute a reorganization within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the regulations promulgated under the Code.

      1.8 Taking of Necessary Action; Further Action. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Buyer with full right, title and possession to the Shares, the Stockholders will take all such lawful and necessary action.


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      1.9 Transaction Deposit. In the event the Company fails to perform and satisfy its obligations to deliver to Buyer the Financial Data (as defined below), on or before the Compliance Date (as defined below), the Company shall pay to Buyer $50,000 ("Deposit") on or before the Compliance Date. Upon payment of the Deposit by Company in accordance with this Section 1.9, the original Compliance Date shall be extended by thirty (30) days. The Deposit shall be held by Buyer in accordance with Sections 6.14 and 9.2 of this Agreement.

      For purposes of this Agreement, (i) the term "Compliance Date" shall mean the date which is thirty (30) days after the date of this Agreement, subject to extension as provided for in this Section 1.9, and (ii) the term "Financial Data" shall mean the Company U.S. GAAP Financial Statements (as defined in
Section 6.1), the Company Proforma Financial Statements (as defined in Section 6.2), the Questionnaires (as defined in Section 6.3), the Accountant Undertaking (as defined in Section 6.4), the Former Accountant Consents (as defined in
Section 6.5), and the Transaction Form 8-K (as defined in Section 6.6).

      1.10 Escrow Shares. Notwithstanding anything contained herein to the contrary, in lieu of delivering to the Stockholders certificates for the full number of Buyer's Shares provided for in Section 1.4, Buyer shall deliver or cause to be delivered to Feldman Weinstein LLP, as escrow agent (the "Escrow Agent") for deposit into escrow pursuant to an escrow agreement substantially in the form attached hereto as Exhibit C (the "Escrow Agreement"), in the aggregate, certificates registered in the respective names of the Stockholders representing 16,240,602 Buyer's Shares (the "Escrow Shares"), as specifically set forth in Schedule 1.1 hereto. The certificates representing the Escrow Shares, each accompanied by stock powers duly endorsed in blank, with each Stockholder's signature medallion guaranteed by a national bank shall be held in the escrow account and disposed of by the Escrow Agent in accordance with the terms and provisions of the Escrow Agreement. Upon payment of the Stockholders' note obligations set forth on Schedule 1.1 and satisfaction of the Liens related to such note obligations, all Escrow Shares shall be released to the Stockholders in whose name the shares are registered. In the event the Stockholders' note obligations set forth in Schedule 1.1 are not paid in a timely manner, the Escrow Shares shall be delivered to Buyer for immediate surrender and cancellation.

                                   ARTICLE II

   REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS WITH RESPECT TO STOCKHOLDERS

      Each Stockholder for himself only, and not with respect to any other Stockholder, hereby represents and warrants to, and covenants with, Buyer with respect to such Stockholder as follows:

      2.1 Ownership of Stock. Each Stockholder is both the record and beneficial owner of the number of Shares set forth beside such Stockholder's name on
Schedule 1.1 hereto, provided that the beneficial owners of any Shares held under or pursuant to any voting trust shall be set forth in Schedule 1.1. Each Stockholder is not the record or beneficial owner of any other Shares.

The information set forth on Schedule 1.1 with respect to each Stockholder is accurate and complete.


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      2.2 Authority of Stockholders. Each Stockholder has full power and authority and is competent to (i) execute, deliver and perform this Agreement, and each ancillary document which each Stockholder has executed or delivered or is to execute or deliver pursuant to this Agreement, and (ii) carry out each Stockholder's obligations hereunder and thereunder. The execution, delivery and performance by each Stockholder of this Agreement and each ancillary document does not and will not conflict with, result in a breach of, or constitute a default or require a consent or action under, any agreement or other instrument to or by which such Stockholder is a party or is bound or to which any of the properties or assets of such Stockholder are subject, or any Legal Requirement (as defined herein) to which such Stockholder is subject, or result in the creation of any Lien (as defined in Section 2.3) on the Shares. This Agreement, and each Stockholder's ancillary document to be executed and delivered by such Stockholder at the Closing, has been or will be at Closing duly executed and delivered by such Stockholder (and each ancillary document to be executed and delivered by such Stockholder at or after the Closing will be duly executed and delivered by such Stockholder), and this Agreement constitutes, and each ancillary document, when executed and delivered by such Stockholder will constitute, such Stockholder's legal, valid and binding obligation, enforceable against such Stockholder in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity and public policy. For purposes of this Agreement, (x) the term "Governmental Action/Filing" shall mean any franchise, license, certificate of compliance, authorization, consent, order, permit, approval, consent or other action of, or any filing, registration or qualification with, any federal, state, municipal, foreign or other governmental, administrative or judicial body, agency or authority, and (y) the term "Legal Requirements" means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (as defined in Section 3.5(b)), and all requirements set forth in applicable Contracts (as defined in Section 3.21(a)).

      2.3 Title To Shares. Each Stockholder has and shall transfer to Buyer at the Closing, good and marketable title to the Shares shown as owned of record by such Stockholder on Schedule 1.1 to this Agreement, free and clear of all liens, claims, charges, encumbrances, pledges, mortgages, security interests, options, rights to acquire, proxies, voting trusts or similar agreements, restrictions on transfer or adverse claims of any nature whatsoever ("Liens"), except for those Liens specifically set forth on Schedule 1.1 hereto. Each Stockholder has not and will not, directly or indirectly, assign or otherwise transfer his right to receive all or any portion of any amount which may become payable pursuant to this Agreement or any ancillary document or any interest therein.

      2.4 Repayment of Affiliate Obligations. At the Closing Date, all amounts owed to the Company or any Subsidiary by each Stockholder (regardless of whether such amounts are due and payable) shall have been paid in full, except for amounts owed by each Stockholder to the Company as set forth in Schedule 1.1.


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

      2.5 Acquisition of Buyer's Shares for Investment.

          (a) Each Stockholder is acquiring Buyer's Shares for investment for Stockholder's own account and not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and such Stockholders have no present intention of selling, granting any participation in, or otherwise distributing the same. Each Stockholder further represents that he does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of Buyer's Shares.

          (b) Each Stockholder understands that Buyer's Shares are not registered under the Securities Act, that the sale and the issuance of Buyer's Shares is intended to be exempt from registration under the Securities Act pursuant to Section 4(2) thereof, and that Buyer's reliance on such exemption is predicated on the Stockholder's representations set forth herein. Each Stockholder represents and warrants that: (i) he is an "accredited investor" as that term is defined in Rule 501(a) of Regulation D under the Act, (ii) he can bear the economic risk of his respective investments, and (iii) he posses such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the investment in Buyer's Shares.

          (c) Stockholders acknowledge that neither the United States Securities and Exchange Commission ("SEC"), nor the securities regulatory body of any state has received, considered or passed upon the accuracy or adequacy of the information and representations made in this Agreement.

          (d) Stockholders acknowledge that they have carefully reviewed such information as each of them deemed necessary to evaluate an investment in Buyer's Shares. To the full satisfaction of each Stockholder, he has been furnished all materials that he has requested relating to Buyer and the issuance of Buyer's Shares hereunder, and each Stockholder has been afforded the opportunity to ask questions of Buyer's representatives to obtain any information necessary to verify the accuracy of any representations or information made or given to the Stockholders. Notwithstanding the foregoing, nothing herein shall derogate from or otherwise modify the representations and warranties of Buyer set forth in this Agreement, on which each of the Stockholders has relied in making an exchange of his Shares for Buyer's Shares.

          (e) Each Stockholder understands that Buyer's Shares may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering Buyer's Shares or any available exemption from registration under the Securities Act, the Buyer's Shares must be held indefinitely. Each Stockholder further acknowledges that Buyer's Shares may not be sold pursuant to Rule 144 promulgated under the Securities Act unless all of the conditions of Rule 144 are satisfied (including, without limitation, Buyer's compliance with the reporting requirements under the Exchange Act.


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                                   ARTICLE III

        REPRESENTATIONS AND WARRANTIES OF COMPANY WITH RESPECT TO COMPANY

      The Company hereby represents and warrants to, and covenants with, Buyer, as follows:

      3.1 Organization and Qualification.

          (a) Company is a corporation duly incorporated or organized, validly existing and in good standing under the laws of the British Virgin Islands and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by Company to be conducted. Company is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders ("Approvals") necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being or currently planned by Company to be conducted, except where the failure to have such Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as defined in Section 11.2 on Company and its Subsidiaries, taken as a whole. Complete and correct copies of the articles of incorporation or organization and by-laws (or other comparable governing instruments with different names) (collectively referred to herein as "Charter Documents") of Company, as amended and currently in effect, have been heretofore delivered to Buyer. Company is not in violation of any of the provisions of the Company's Charter Documents.

          (b) Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company and its Subsidiaries, taken as a whole.

          (c) The minute books of Company contain true, complete and accurate records of all meetings and consents in lieu of meetings of its Board of Directors (and any committees thereof), similar governing bodies and stockholders ("Corporate Records"), since the time of Company's organization. Copies of such Corporate Records of Company have been heretofore delivered to Buyer.

          (d) The stock ownership records of Company contain true, complete and accurate records of the ownership of the Company Stock at the close of business on the business day prior to the date hereof ("Stock Records"). Copies of such Stock Records of Company have been heretofore delivered to Buyer. Company has heretofore delivered to Buyer a certificate from the Company's registered agent in the British Virgin Islands ("BVI") which shall certify the register of the directors and members of the Company as of the date immediately prior to this Agreement as filed with Registrar of Companies in the BVI.


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      3.2 Subsidiaries. Set forth in Schedule 3.2 hereto is a true and complete list of all Subsidiaries stating, with respect to each Subsidiary, its jurisdiction of incorporation or organization, date of incorporation or organization, capitalization and equity ownership. Each Subsidiary is a corporation duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as they are now being conducted, and no Subsidiary is required to qualify to do business as a foreign corporation in any other jurisdiction. All of the outstanding shares of capital stock of each Subsidiary have been duly and validly authorized and issued, are fully paid and non-assessable, have not been issued in violation of any preemptive or other right of stockholders (or any other Person) or of any Legal Requirements, and are owned beneficially and of record by Company as specified on Schedule 3.2, free and clear of any Lien. Complete and correct copies of the Charter Documents of each Subsidiary, as amended and currently in effect, have heretofore been delivered to Buyer. No Subsidiary is in violation of any of the provisions of its Charter Documents.

      Except as described in Schedule 3.2 hereto, neither Company nor any Subsidiary owns, directly or indirectly, any ownership, equity, profits or voting interest in any Person (other than Subsidiaries) or has any agreement or commitment to purchase any such interest, and Company and its Subsidiaries have not agreed and are not obligated to make nor are bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or any date hereafter, under which any of them may be obligated to make any future investment in or capital contribution to any other entity.

      For purposes of this Agreement, (i) the term "Subsidiary" shall mean any Person in which the Company or any Subsidiary directly or indirectly, owns beneficially securities or interests representing more than 50% of (x) the aggregate equity or profit interests, or (y) the combined voting power of voting interests ordinarily entitled to vote for management or otherwise, and (ii) the term "Person" shall mean and include an individual, a corporation, a partnership (general or limited), a joint venture, an association, a limited liability company, a trust or any other organization or entity, including a government or political subdivision or an agency or instrumentality thereof.

      3.3 Capitalization.

          (a) The authorized capital stock of Company consists of 10,800,000 shares of stock, par value $1.00 per share ("Company Stock"). At the close of business on the business day prior to the date hereof, (i) 6,840,000 shares of Company Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable; (ii) no shares of Company Stock were reserved for issuance upon the exercise of outstanding options to purchase Company Stock granted to certain employees of Company or other parties ("Company Stock Options"), (iii) no shares of Company Stock were reserved for issuance upon the exercise of outstanding warrants to purchase Company Stock ("Company Warrants"), and (iv) no shares of Company Stock were reserved for issuance upon the conversion of any outstanding convertible notes, debentures or securities ("Convertible Securities"). All shares of Company Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Except as described in Schedule 3.3 hereto, there are no commitments or agreements of any character to which Company is bound obligating Company to accelerate the vesting of any Company Stock Option as a result of the Transactions, or to otherwise issue or grant any Company Stock Options, Company Warrants or Convertible Securities. All outstanding shares of Company Stock have been issued and granted in compliance with (i) all applicable securities laws and (in all material respects) other applicable laws and regulations, and (ii) all requirements set forth in any applicable Contracts. There are no Company Stock Options, Company Warrants and Convertible Securities issued or outstanding.


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

          (b) Except as set forth in Schedule 3.3 hereto, there are no equity securities, partnership interests or similar ownership interests of any class of any equity security of Company or any Subsidiary, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except as set forth in Schedule 3.3, Schedule 3.17 or in Section 3.3(a) hereof, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Company or any Subsidiary is a party or by which it is bound obligating Company or any Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of Company or any Subsidiary or obligating Company or any Subsidiary to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.

          (c) Except as contemplated by this Agreement and except as set forth in Schedule 3.3 hereto, there are no registration rights, and there is no voting trust, proxy, rights plan, antitakeover plan or other agreement or understanding to which Company or any Subsidiary is a party, by which Company or any Subsidiary is bound with respect to any equity security of any class of Company or any Subsidiary, or by which any equity security of any class of Company or any Subsidiary are subject.

      3.4 Authority Relative to this Agreement. Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and, to consummate the transactions contemplated hereby (including the Transaction). The execution and delivery of this Agreement and the consummation by Company of the transactions contemplated hereby (including the Transaction) have been duly and validly authorized by all necessary corporate action on the part of Company (including the approval by its Board of Directors and by the Stockholders), and no other corporate proceedings on the part of Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Company and, assuming the due authorization, execution and delivery thereof by Buyer and Stockholders, constitutes the legal and binding obligation of Company, enforceable against Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity and public policy.


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      3.5 No Conflict; Required Filings and Consents.

          (a) The execution and delivery of this Agreement by the Company and the execution and delivery of the Voting Agreement by the Stockholders do not, and the performance of this Agreement by the Company and the performance of the Voting Agreements by the Stockholders shall not, (i) conflict with or violate the Company's Charter Documents, (ii) subject to obtaining the adoption of this Agreement and the Transaction by the Stockholders of Company, conflict with or violate any Legal Requirements to which the Company is bound, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair Company's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Company pursuant to, any Contracts, except, with respect to clauses
(ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on Company and its Subsidiaries, taken as a whole.

          (b) The execution and delivery of this Agreement by Company and the Stockholders do not, and the performance of their obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any court, administrative agency, commission, governmental or regulatory authority, domestic or foreign (a "Governmental Entity"), except
(i) for applicable requirements, if any, of the Securities Act, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), state securities laws ("Blue Sky Laws"), and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which Company is qualified to do business, (ii) consents, approvals, authorizations, permits, filings and notices to be obtained or made prior to Closing, and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company and its Subsidiaries, taken as a whole, or prevent consummation of the Transaction or otherwise prevent the parties hereto from performing their obligations under this Agreement.

      3.6 Compliance. Company has complied with, is not in violation of, any Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on Company or its Subsidiaries. The businesses and activities of Company and each Subsidiary have not been and are not being conducted in violation of any Legal Requirements. Neither Company nor any Subsidiary is in default or violation of any term, condition or provision of any applicable Charter Documents or Contracts, except with respect to such defaults or violations under Contracts which would not reasonably be expected to have a Material Adverse Effect on the Company or its Subsidiaries, taken as a whole. Except as set forth on Schedule 3.6, no notice of non-compliance with any Legal Requirements has been received by Company or any Subsidiary. None of the Stockholders is in violation of any term of any contract or covenant (either with Company or a Subsidiary or another entity) relating to employment, patents, proprietary information disclosure, non-competition or non-solicitation.


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

      3.7 Financial Statements; Filings.

          (a) Company has made available to Buyer a correct and complete copy of each report and statement filed by Company and each Subsidiary with any Governmental Entity for the 36 months prior to the date of this Agreement (the "Company Reports"), which are all the forms, reports and documents required to be filed by Company and each Subsidiary with any Governmental Entity for the 36 months prior to the date of this Agreement. As of their respective dates, the Company Reports (i) were prepared in accordance and complied in all material respects with the requirements of the applicable Governmental Entity, and the rules and regulations of such Governmental Entities applicable to such Company Reports, and (ii) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing and as so amended or superceded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent set forth in the preceding sentence, Company makes no representation or warranty whatsoever concerning the Company Reports as of any time other than the time they were filed.

          (b) Company has provided to Buyer a correct and complete copy of the audited financial statements (including, in each case, any related notes thereto) of Company and each Subsidiary and will provide the Company U.S. GAAP Financial Statements (as defined in Section 6.1), each prepared in accordance with such accounting standards as specified in such financial statements applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and each fairly presents in all material respects the financial position of Company and Subsidiaries at the respective dates thereof and the results of its operations and cash flows for the periods indicated.

          (c) Company has provided to Buyer a correct and complete copy of the unaudited financial statements (including, in each case, any related notes thereto) of Company and each Subsidiary for the most recent interim period ended, complied as to form in all material respects with, prepared in accordance with the published rules and regulations of any applicable Governmental Entity and with such accounting standards as specified in such financial statements applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and each fairly presents in all material respects the financial position of Company and Subsidiaries at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal adjustments which were not or are not expected to have a Material Adverse Effect on Company.

          (d) Company has previously furnished to Buyer a complete and correct copy of any amendments or modifications, which have not yet been filed with the applicable Governmental Entities but which are required to be filed with respect to Company or any Subsidiary, to agreements, documents or other instruments which previously had been filed by Company or any Subsidiary with the applicable Governmental Entities pursuant to applicable rules and regulations. The books of account and other financial records of Company and each Subsidiary have been maintained in accordance with good business practice.

      3.8 No Undisclosed Liabilities. Except as set forth in Schedule 3.8 hereto, Company and each Subsidiary have no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the financial statements prepared in accordance with the generally accepted accounting principles of the United States ("U.S. GAAP") which are, individually or in the aggregate, material to the business, results of operations or financial condition of Company or Subsidiary, except liabilities provided for in or otherwise disclosed in the interim balance sheets contained in the Company U.S. GAAP Financial Statements.

      3.9 Absence of Certain Changes or Events. Except as set forth in Schedule
3.9 hereto, since December 31, 2003, there has not been: (i) any Material Adverse Effect on Company or any Subsidiary, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Company's or any Subsidiary's capital stock, or any purchase, redemption or other acquisition of any of Company's or any Subsidiary's capital stock or any other securities of Company or any Subsidiary or any options, warrants, calls or rights to acquire any such shares or other securities, (iii) any split, combination or reclassification of any of Company's capital stock, other than the reincorporation of the Company in the British Virgin Islands, (iv) any granting by Company or Subsidiary of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by Company or any Subsidiary of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by Company or any Subsidiary of any increase in severance or termination pay or any entry by Company or any Subsidiary into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving Company or a Subsidiary of the nature contemplated hereby, (v) entry by Company or any Subsidiary into any material licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property (as defined in Section
3.20 hereof) other than licenses in the ordinary course of business consistent with past practice or any amendment or consent with respect to any licensing agreement filed or required to be filed by Company or any Subsidiary with respect to any Governmental Entity, (vi) any material change by Company or any Subsidiary in its accounting methods, principles or practices, (vii) any change in the auditors of Company or any Subsidiary, (vii) any issuance of capital stock of Company or any of its Subsidiaries, or (viii) any revaluation by Company or any Subsidiary of any of their respective assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of Company or a Subsidiary other than in the ordinary course of business.

      3.10 Litigation. Except as disclosed in Schedule 3.10 hereto or the Company U.S. GAAP Financial Statements delivered to Buyer, there are no claims, suits, actions or, to the best knowledge of Company, proceedings pending or threatened against Company or any Subsidiary, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to have a Material Adverse Effect on Company and its Subsidiaries taken as a whole or have a Material Adverse Effect on the ability of the parties hereto to consummate the Transaction.

      3.11 Employee Benefit Plans.

          (a) All employee compensation, incentive, fringe or benefit plans, programs, policies, commitments or other arrangements (whether or not set forth in a written document) covering any active or former employee, director or consultant of Company or any Subsidiary, or any trade or business (whether or not incorporated) which is under common control with Company or any Subsidiary, with respect to which Company or any Subsidiary has liability (collectively, the "Plans") has been maintained and administered in all material respects in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Plans, and all liabilities with respect to the Plans have been properly reflected in the financial statements of Company and it Subsidiaries. No suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Plan activities) has been brought, or to the knowledge of Stockholders is threatened, against or with respect to any such Plan. There are no audits, inquiries or proceedings pending or, to the knowledge of Stockholders, threatened by any governmental agency with respect to any Plans. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Plans have been timely made or accrued. Company does not have any plan or commitment to establish any new Plan, to modify any Plan (except to the extent required by law or to conform any such Plan to the requirements of any applicable law, in each case as previously disclosed to Buyer in writing, or as required by this Agreement), or to enter into any new Plan. Each Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to Buyer, Company or any Subsidiary (other than ordinary administration expenses and expenses for benefits accrued but not yet paid).

          (b) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any Stockholder, director or employee of Company or any Subsidiary under any Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

      3.12 Labor Matters. Company and its Subsidiary are not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Company or a Subsidiary. To the extent Company or its Subsidiaries are a party to any collective bargaining agreement or other labor union contract, Company and its Subsidiaries are not in material violation or breach of any such agreements.

      3.13 Restrictions on Business Activities. There is no agreement, commitment, judgment, injunction, order or decree binding upon Company or a Subsidiary or to which Company or a Subsidiary is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Company or a Subsidiary, any acquisition of property by Company or a Subsidiary or the conduct of business by Company or a Subsidiary as currently conducted other than such effects, individually or in the aggregate, which have not had and could not reasonably be expected to have a Material Adverse Effect on Company or a Subsidiary.

      3.14 Title to Property.

          (a) All real property owned by Company and Subsidiary (including improvements and fixtures thereon, easements and rights of way) (the "Real Property") is shown or reflected on the Company U.S. GAAP Financial Statements. Company and Subsidiary have good, valid and marketable fee simple title to the Real Property, and except as set forth in the Company U.S. GAAP Financial Statements or on Schedule 3.14 hereto, all of the Real Property is held free and clear of all Liens, rights of way, easements, restrictions, exceptions, variances, reservations, covenants or other title defects or limitations of any kind, other than liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or materially interfere with the present use of the property affected thereby.
Schedule 3.14 hereto is a list of all options or other contracts under which any Company or Subsidiary has a right to acquire any interest in real property.

          (b) All leases of real property held by Company and each Subsidiary and all personal property and other property and assets of Company and each Subsidiary (other than Real Property) owned, used or held for use in connection with the business of Company and Subsidiaries (the "Personal Property") are shown or reflected on the Company U.S. GAAP Financial Statements. Company and each Subsidiary own and have good and marketable title to the Personal Property, and all such assets and properties are in each case held free and clear of all Liens, except for Liens disclosed in the Company U.S. GAAP Financial Statements or in Schedule 3.14 hereto, none of which Liens has or will have, individually or in the aggregate, a Material Adverse Effect on such property or on the present or contemplated use of such property in the businesses of Company or its Subsidiaries, taken as a whole.

          (c) All leases pursuant to which Company or a Subsidiary leases from others material real or personal property are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default of Company or a Subsidiary or, to Company's knowledge, any other party (or any event which with notice or lapse of time, or both, would constitute a material default), except where the lack of such validity and effectiveness or the existence of such default or event of default could not reasonably be expected to have a Material Adverse Effect on Company or its Subsidiaries, taken as a whole.

      3.15 Taxes.

          (a) Definition of Taxes. For the purposes of this Agreement, "Tax" or "Taxes" refers to any and all federal, state, local and foreign taxes, including, without limitation, gross receipts, income, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, assessments, governmental charges and duties together with all interest, penalties and additions imposed with respect to any such amounts and any obligations under any agreements or arrangements with any other person with respect to any such amounts and including any liability of a predecessor entity for any such amounts.

          (b) Tax Returns and Audits. Except as set forth in Schedule 3.15 hereto:

            (i) Company and each Subsidiary has timely filed all federal, state, local and foreign returns, estimates, information statements and reports relating to Taxes ("Returns") required to be filed by Company or a Subsidiary with any Tax authority prior to the date hereof, except such Returns which are not material to Company or a Subsidiary. All such Returns are true, correct and complete in all material respects. Company and each Subsidiary have paid all Taxes shown to be due on such Returns or are contesting in good faith such Taxes.

            (ii) All Taxes that Company or a Subsidiary is required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper governmental authorities to the extent due and payable.

            (iii) Company and each Subsidiary have not been delinquent in the payment of any material Tax (unless being contested in good faith) nor is there any material Tax deficiency outstanding, proposed or assessed against Company or any Subsidiary, nor has Company or any Subsidiary executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

            (iv) No audit or other examination of any Return of Company or any Subsidiary by any Tax authority is presently in progress, nor has Company or any Subsidiary been notified of any request for such an audit or other examination.

            (v) No adjustment relating to any Returns filed by Company or any Subsidiary has been proposed in writing, formally or informally, by any Tax authority to the Company or any Subsidiary or any representative thereof.

            (vi) Company and its Subsidiaries have no liability for any material unpaid Taxes which have not been accrued for or reserved on Company's or Subsidiary's balance sheets included in the audited financial statements for the most recent fiscal year ended, whether asserted or unasserted, contingent or otherwise, which is material to Company or a Subsidiary, other than any liability for unpaid Taxes that may have accrued since the end of the most recent fiscal year in connection with the operation of the business of Company or its Subsidiaries in the ordinary course of business, none of which is material to the business, results of operations or financial condition of Company or its Subsidiaries.

            (vii) Company has not taken any action and does not know of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Transaction from qualifying as a reorganization within the meaning of
Section 368(a) of the Code.

      3.16 Environmental Matters.

          (a) Except as disclosed in Schedule 3.16 hereto and except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on the Company or its Subsidiaries, taken as a whole, to Company's knowledge: (i) Company and each Subsidiary has complied with all applicable Environmental Laws; (ii) the properties currently owned or operated by Company and each Subsidiary (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances; (iii) the properties formerly owned or operated by Company and each Subsidiary were not knowingly contaminated with Hazardous Substances during the period of ownership or operation by Company or a Subsidiary; (iv) Company and its Subsidiaries are not subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) Company and its Subsidiaries have not knowingly been associated with any release or threat of release of any Hazardous Substance; (vi) Company and its Subsidiaries have not received any notice, demand, letter, claim or request for information alleging that Company or a Subsidiary may be in violation of or liable under any Environmental Law; and (vii) Company and its Subsidiaries are not subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances.

          (b) As used in this Agreement, the term "Environmental Law" means any law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement applicable to the properties or operations of Company or its Subsidiaries relating to: (A) the protection, investigation or restoration of the environment, health and safety, or natural resources; (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or
(C) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property.

          (c) As used in this Agreement, the term "Hazardous Substance" means any substance that is: (i) listed, classified or regulated pursuant to any Environmental Law; (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (iii) any other substance which is the subject of regulatory action by any Governmental Entity having jurisdiction over the properties or operations of the Company or its Subsidiaries pursuant to any Environmental Law.

      3.17 Brokers; Third Party Expenses. Company and its Subsidiaries have not incurred, nor will they incur, directly or indirectly, any liability for brokerage, finders' fees, agent's commissions, financial advisory fees or any similar charges in connection with this Agreement or any transactions contemplated hereby, except for: (i) a certain agreement by and between Aidi Financial Investment, LLC ("Aidi") and the Company dated October 15, 2003 ("Aidi Agreement"), and (ii) a certain agreement between Du Yaru and a Subsidiary of the Company dated March 3, 2003 ("Yaru Agreement"). The Aidi Agreement and Yaru Agreement were superceded, amended and combined by a certain agreement between Aidi and the Company dated September 27, 2004 ("Combined Aidi Agreement"). A true, complete and accurate copy of the Aidi Agreement, Yaru Agreement and Combined Aidi Agreement in the English language have been heretofore delivered to Buyer. Schedule 3.17 sets forth the persons and the number of Buyer's Shares ("Service Provider Shares") that will be issued to each person immediately following the Closing of this Transaction as payment for services rendered by Aidi, Du Yaru and other service providers to Company, its Subsidiaries or the Stockholders in connection with this Agreement or any transactions contemplated hereby. Except as disclosed on Schedule 3.17, no shares of common or preferred stock, options, warrants or other securities of either Company or Buyer have or will be granted, issued or paid to any third party by Company, any Subsidiary or Stockholders as a result of this Transaction or as compensation for services rendered in connection with this Transaction.

      3.18 Intellectual Property. For the purposes of this Agreement, the following terms have the following definitions:

          "Intellectual Property" shall mean any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (i) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof ("Patents"); (ii) inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) domain names, uniform resource locators ("URLs") and other names and locators associated with the Internet ("Domain Names"); (v) industrial designs and any registrations and applications therefor; (vi) trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor (collectively, "Trademarks"); (vii) all databases and data collections and all rights therein; (viii) all moral and economic rights of authors and inventors, however denominated, and (ix) any similar or equivalent rights to any of the foregoing (as applicable).

          "Company Intellectual Property" shall mean any Intellectual Property that is owned by, or licensed to, Company or a Subsidiary, other than mass produced, publicly available computer software.

          "Registered Intellectual Property" means all Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other legal authority.

          "Company Registered Intellectual Property" means all of the Registered Intellectual Property owned by, or filed in the name of, Company or a Subsidiary.

          "Company Products" means all current versions of products or service offerings of Company and its Subsidiaries.

          (a) No Company Intellectual Property or Company Product is subject to any material proceeding or outstanding decree, order, judgment, contract, license, agreement or stipulation restricting in any manner the use, transfer or licensing thereof by Company or a Subsidiary, or which may affect the validity, use or enforceability of such Company Intellectual Property or Company Product, which in any such case could reasonably be expected to have a Material Adverse Effect on Company and its Subsidiaries, taken as a whole.


          (b) Except as disclosed on Schedule 3.18 hereto, Company or its Subsidiaries own and have good and exclusive title to, each material item of Company Intellectual Property owned by it free and clear of any Liens (excluding non-exclusive licenses and related restrictions granted in the ordinary course); and Company or its Subsidiaries are the exclusive owner of, or have a valid and subsisting license to use, all material Trademarks used in connection with the operation or conduct of the business of Company and its Subsidiaries including the sale of any products or the provision of any services by Company and its Subsidiaries.

          (c) The operation of the business of Company and its Subsidiaries as such business currently is conducted, including (i) the design, development, manufacture, distribution, reproduction, marketing or sale of the products or services of Company and its Subsidiaries (including Company Products) and (ii) Company's or a Subsidiary's use of any product, device or process, to the Company's knowledge and except as could not reasonably be expected to have a Material Adverse Effect, has not and does not and will not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction.

      3.19 Agreements, Contracts and Commitments.

          (a) The Company has delivered to Buyer a complete and accurate list of all Material Contracts (as hereinafter defined), specifying the parties thereto. For purposes of this Agreement, (i) the term "Contracts" shall mean all contracts, agreements, leases, mortgages, indentures, note, bond, liens, license, permit, franchise, arbitration awards, judgments, decrees, orders, understandings and binding commitments, or other instrument or obligation (including without limitation outstanding offers or proposals) of any kind, whether written or oral, to which Company or any Subsidiary is a party or by or to which any of the properties or assets of Company or any Subsidiary may be bound, subject or affected (including without limitation notes or other instruments payable to Company or any Subsidiary) and (ii) the term "Material Contracts" shall mean (x) each Contract (I) providing for payments (past, present or future) to Company or any Subsidiary in excess of $250,000 in the aggregate or (II) under which or in respect of which Company or any Subsidiary presently has any liability or obligation of any nature whatsoever (absolute, contingent or otherwise) in excess of $250,000, (y) each Contract which otherwise is or may be material to the businesses, operations, assets, condition (financial or otherwise) or prospects of Company and its Subsidiaries, taken as a whole, and (z) without limitation of subclause (x) or subclause (y), each of the following Contracts:

                  (1) any mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement for or relating to any borrowing of money by or from Company, any Subsidiary, or any officer, director or 5% or more stockholder ("Insider") of Company or any Subsidiary;

                  (2) any guaranty, direct or indirect, by Company or any Subsidiary or any Insider of Company or any Subsidiary of any obligation for borrowings, or otherwise, involving more than $250,000, excluding endorsements made for collection in the ordinary course of business;

                  (3) any Contract (x) providing for the grant to any preferential rights to purchase or lease any asset of Company or any Subsidiary other than in the ordinary course of business, or (y) providing for any right (exclusive or non-exclusive) to sell or distribute, or otherwise relating to the sale or distribution of, any product or service of Company or any Subsidiary;

                  (4) any obligation to register any shares of the capital stock or other securities of Company or any Subsidiary with any Governmental Entity;

                  (5) any obligation to make payments, contingent or otherwise, arising out of the prior acquisition of the business, assets or stock of other Persons;

                  (6) any collective bargaining agreement with any labor union;

                  (7) any lease or similar arrangement for the use by Company or any Subsidiary of personal property involving more than $250,000;

                  (8) any Contract granting or purporting to grant, or otherwise in any way relating to, any mineral rights or any other interest (including, without limitation, a leasehold interest) in real property; and

                  (9) any Contract to which any Insider of Company or any Subsidiary is a party.

          (b) Each Material Contract was entered into at arms' length and in the ordinary course, is in full force and effect and is valid and binding upon and enforceable against each of the parties thereto. True, correct and complete copies of all Material Contracts (or written summaries in the case of oral Material Contracts) and of all outstanding offers or proposals of Company and each Subsidiary have been heretofore delivered to Buyer.

          (c) Neither Company nor any Subsidiary nor any other party thereto is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Material Contract, and no party to any Contract has given any notice of any claim of any such breach, default or event, which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on Company and its Subsidiaries. Each Material Contract that has not expired by its terms is in full force and effect, except where such failure to be in full force and effect is not reasonably likely to have a Material Adverse Effect on Company and its Subsidiaries, taken as a whole.

      3.20 Insurance. Company and its Subsidiaries maintain insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors (collectively, the "Insurance Policies") of Company and its Subsidiaries which Company reasonably believes are adequate in amount and scope for the business in which they are engaged.

      3.21 Governmental Actions/Filings. Company and each Subsidiary have been granted and hold, and have made, all Governmental Actions/Filings (including, without limitation, the Governmental Actions/Filings required for (i) emission or discharge of effluents and pollutants into the air and the water and (ii) the manufacture and sale of all products manufactured and sold by it) necessary to the conduct by Company or each Subsidiary of its businesses (as presently conducted) or used or held for use by Company or any Subsidiary, and true, complete and correct copies of which have heretofore been delivered to Buyer. Each such Governmental Action/Filing is in full force and effect, and Company and each Subsidiary is in compliance with all of its obligations with respect thereto. No event has occurred and is continuing which requires or permits, or after notice or lapse of time or both would require or permit, and consummation of the transactions contemplated by this Agreement or any ancillary documents will not require or permit (with or without notice or lapse of time, or both), any modification or termination of any such Governmental Actions/Filings. Except as set forth in Schedule 3.21, no Governmental Action/Filing is necessary to be obtained, secured or made by Company or any Subsidiary to enable it to continue to conduct its businesses and operations and use its properties after the Closing in a manner which is consistent with current practice.

      3.22 Interested Party Transactions. Except as set forth in Schedule 3.22 hereto, no employee, officer, director or Stockholder of Company or any Subsidiary or a member of his or her immediate family is indebted to Company or any Subsidiary, nor is Company or any Subsidiary indebted (or committed to make loans or extend or guarantee credit) to any of them, other than (i) for payment of salary for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of Company or an Subsidiary, and (iii) for other employee benefits made generally available to all employees. Except as set forth in
Schedule 3.22, none of such individuals has any direct or indirect ownership interest in any Person with whom Company or any Subsidiary is affiliated or with whom Company or any Subsidiary has a contractual relationship, or any Person that competes with Company or any Subsidiary, except that each employee, Stockholder, officer or director of Company or any Subsidiary and members of their respective immediate families may own less than 5% of the outstanding stock in publicly traded companies that may compete with Company or any Subsidiary.

      3.23 Board Approval. The board of directors of Company or similar governing body (including any required committee or subgroup of thereof) has, as of the date of this Agreement, unanimously (i) declared the advisability of the Transaction and approved, subject to the approval of Stockholders (if required), this Agreement and the transactions contemplated hereby, (ii) determined that the Transaction is in the best interests of the Stockholders and is on terms that are fair to such Stockholders, and (iii) recommended that the Stockholders approve and adopt this Agreement and approve the Transaction (if required).

      3.24 Investment Company Act. Company is not an "investment company" or an "affiliated person" of or "promoter" or "principal underwriter" or an "investment company" as such terms are defined in the Investment Company Act of 1940, as amended, nor is Company otherwise subject to regulation thereunder. Company is not a "holding company" as that term is defined in, and is not otherwise subject to regulation under, the Public Utility Holding Company Act of 1935.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF BUYER

      Buyer represents and warrants to, and covenants with, Company, as follows:

      4.1 Organization and Qualification.

          (a) Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by Buyer to be conducted. Buyer is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being or currently planned by Buyer to be conducted, except where the failure to have such Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Buyer. Complete and correct copies of the Charter Documents of Buyer, as amended and currently in effect, have heretofore been delivered to Company. Buyer is not in violation of any of the provisions of the Buyer's Charter Documents.

          (b) Buyer is duly qualified or licensed to do business as a foreign corporation and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Buyer.

          (c) The minute books of Buyer contain true, complete and accurate records of all meetings and consents in lieu of meetings of its Board of Directors (and any committees thereof), similar governing bodies and stockholders ("Corporate Records"), since the time of KRM Fund's purchase of its majority interest in Buyer. Copies of such Corporate Records of Buyer have been heretofore delivered to Company.

          (d) The stock ownership records of Buyer contain true, complete and accurate records of the ownership of the Buyer Common Stock at the close of business on the business day prior to the date hereof ("Stock Records"). Copies of such Stock Records of Buyer been heretofore delivered to Company.

      4.2 Subsidiaries. Buyer has no Subsidiaries and does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or has any agreement or commitment to purchase any such interest, and Buyer has not agreed and is not obligated to make nor is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity.

      4.3 Capitalization.

          (a) The authorized capital stock of Buyer consists of 50,000,000 shares of common stock, par value $0.001 per share ("Buyer Common Stock") and 10,000,000 shares of preferred stock, par value $0.001 per share ("Buyer Preferred Stock"). At the close of business on the business day prior to the date hereof, (i) 2,500,000 shares of Company Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable; and
(ii) no shares of Buyer Preferred Stock were issued and outstanding. All outstanding shares of Buyer Common Stock have been issued and granted in compliance with (i) all applicable securities laws and (in all material respects) other applicable Legal Requirements, and (ii) all requirements set forth in applicable Buyer Contracts (as hereinafter defined).

          (b) There are no equity securities, partnership interests or similar ownership interests of any class of any equity security of Buyer, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. There are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Buyer is a party or by which it is bound obligating Buyer to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of Buyer or obligating Buyer to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.

          (c) Except as contemplated by this Agreement and except as set forth in Schedule 4.3 hereto, there are no registration rights, and there is no voting trust, proxy, rights plan, antitakeover plan or other agreement or understanding to which Buyer is a party or by which it is bound with respect to any equity security of any class of Buyer.

      4.4 Authority Relative to this Agreement. Buyer has full corporate power and authority to: (i) execute, deliver and perform this Agreement, and each ancillary document which Buyer has executed or delivered or is to execute or deliver pursuant to this Agreement, and (ii) carry out Buyer's obligations hereunder and thereunder and, to consummate the transactions contemplated hereby (including the Transaction). The execution and delivery of this Agreement and the consummation by Buyer of the transactions contemplated hereby (including the Transaction) have been duly and validly authorized by all necessary corporate action on the part of Buyer (including the approval by its Board of Directors), and no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and, assuming the due authorization, execution and delivery thereof by Company and Stockholders, constitutes the legal and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity and public policy.

      4.5 No Conflict; Required Filings and Consents.

          (a) The execution and delivery of this Agreement by Buyer and the execution and delivery of the Voting Agreement by Buyer do not, and the performance of this Agreement by Buyer and the performance of the Voting Agreement by Buyer shall not: (i) conflict with or violate Buyer's Charter Documents, (ii) conflict with or violate any Legal Requirements to which the Buyer is bound, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair Buyer's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Buyer pursuant to, any Buyer Contracts, except, with respect to clauses (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on Buyer.

          (b) The execution and delivery of this Agreement by Buyer does not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which Buyer is qualified to do business, (ii) consents, approvals, authorizations, permits, filings and notices to be obtained or made prior to Closing, and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Buyer, or prevent consummation of the Transaction or otherwise prevent the parties hereto from performing their obligations under this Agreement.

      4.6 Compliance. To Buyer's knowledge, Buyer has complied with, is not in violation of, any Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on Buyer. To Buyer's knowledge, the businesses and activities of Buyer have not been and are not being conducted in violation of any Legal Requirements. Buyer is not in default or violation of any term, condition or provision of its Charter Documents or Buyer Contracts, except with respect to such defaults or violations under Buyer Contracts which would not reasonably be expected to have a Material Adverse Effect on Buyer. To Buyer's knowledge, no notice of non-compliance with any Legal Requirements has been received by Buyer.

      4.7 SEC Filings; Financial Statements.

          (a) Buyer has made available to Company through the SEC web site a correct and complete copy of each report, registration statement and definitive proxy statement filed by Buyer with the SEC for the 36 months prior to the date of this Agreement (the "Buyer SEC Reports"). Buyer is, and as of the date immediately prior to the Closing Date, shall be current in all filings required by the SEC. As of their respective dates, the Buyer SEC Reports and all filings required to be made with the SEC from the date hereof through the Closing Date (other than any filings required to be made with the SEC with respect to or in connection with this Transaction): (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Buyer SEC Reports, and (ii) did not, or will not, at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing and as so amended or superceded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent set forth in the preceding sentences, Buyer makes no representation or warranty whatsoever concerning the Buyer SEC Reports as of any time other than the time they were filed.

          (b) Each set of financial statements (including, in each case, any related notes thereto) contained in Buyer SEC Reports and all filings required to be made with the SEC from the date hereof through the Closing Date (other than any filings required to be made with the SEC with respect to or in connection with this Transaction) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, was prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-QSB of the Exchange Act) and each fairly presents in all material respects the financial position of Buyer at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal adjustments which were not or are not expected to have a Material Adverse Effect on Buyer taken as a whole.

          (c) Buyer has previously furnished to Company a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Buyer with the SEC pursuant to the Securities Act or the Exchange Act.

      4.8 No Undisclosed Liabilities. Except as set forth in Schedule 4.8 hereto, Buyer has no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the financial statements prepared in accordance with U.S. GAAP, except (i) liabilities provided for in or otherwise disclosed in Buyer SEC Reports filed prior to the date hereof or in filings made with the SEC from the date hereof through the Closing Date, (ii) liabilities incurred since December 31, 2003 in the ordinary course of business, none of which would have a Material Adverse Effect on Buyer, and (iii) those liabilities and obligations specifically set forth in Section 6.14.

      4.9 Absence of Certain Changes or Events. Except as set forth in Schedule
4.9 hereto, in Buyer SEC Reports, or in any filings made with the SEC from the date hereof through the Closing Date, since December 31, 2003, there has not been: (i) any Material Adverse Effect on Buyer, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Buyer's capital stock, or any purchase, redemption or other acquisition of any of Buyer's capital stock or any other securities of Buyer or any options, warrants, calls or rights to acquire any such shares or other securities, (iii) any split, combination or reclassification of any of Buyer's capital stock, (iv) any granting by Buyer of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by Buyer of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by Buyer of any increase in severance or termination pay or any entry by Buyer into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving Buyer of the nature contemplated hereby, (v) entry by Buyer into any licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property other than licenses in the ordinary course of business consistent with past practice or any amendment or consent with respect to any material licensing agreement filed or required to be filed by Buyer with respect to any Governmental Entity, (vi) any material change by Buyer in its accounting methods, principles or practices, except as required by concurrent changes in U.S. GAAP, (vii) any change in the auditors of Buyer, (vii) any issuance of capital stock of Buyer, or (viii) any revaluation by Buyer of any of their respective assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of Buyer other than in the ordinary course of business.

      4.10 Litigation. Except as set forth on Schedule 4.10 hereto, in Buyer SEC Reports, or in any filings made with the SEC from the date hereof through the Closing Date, there are no claims, suits, actions or proceedings pending or, to Buyer's knowledge, threatened against Buyer, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator.

      4.11 Employee Benefit Plans. Except as disclosed on Schedule 4.11 hereto, in Buyer SEC Reports, or in any filings made with the SEC from the date hereof through the Closing Date, Buyer does not maintain, and has no liability under, any Plan, and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, director or employee of Buyer, or
(ii) result in the acceleration of the time of payment or vesting of any such benefits.

      4.12 Labor Matters. Buyer is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Buyer, nor does Buyer know of any activities or proceedings of any labor union to organize any such employees. Buyer has no employees.

      4.13 Restrictions on Business Activities. There is no agreement, commitment, judgment, injunction, order or decree binding upon Buyer or to which Buyer is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Buyer, any acquisition of property by Buyer or the conduct of business by Buyer as currently conducted other than such effects, individually or in the aggregate, which have not had and could not reasonably be expected to have, a Material Adverse Effect on Buyer.

      4.14 Title to Property. Buyer does not own or lease any Real Property or Personal Property. There are no options or other contracts under which Buyer has a right or obligation to acquire or lease any interest in Real Property or Personal Property.

      4.15 Taxes. Except as set forth in Schedule 4.15 hereto, to Buyer's knowledge:

          (a) Buyer has timely filed all Returns required to be filed by Buyer with any Tax authority prior to the date hereof. All such Returns are true, correct and complete in all material respects. Buyer has paid all Taxes shown to be due on such Returns or are contesting in good faith such Taxes.

          (b) All Taxes that Buyer is required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper governmental authorities to the extent due and payable.

          (c) Buyer has not been delinquent in the payment of any Tax (unless being contested in good faith) nor is there any Tax deficiency outstanding, proposed or assessed against Buyer, nor has Buyer executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

          (d) No audit or other examination of any Return of Buyer by any Tax authority is presently in progress, nor has Buyer been notified of any request for such an audit or other examination.

          (e) No adjustment relating to any Returns filed by Buyer has been proposed in writing, formally or informally, by any Tax authority to Buyer or any representative thereof.

          (f) Buyer has no liability for any unpaid Taxes which have not been accrued for or reserved on Buyer's balance sheets included in the audited financial statements for the most recent fiscal year ended, whether asserted or unasserted, contingent or otherwise, other than any liability for unpaid Taxes that may have accrued since the end of the most recent fiscal year in connection with the operation of the business of Buyer in the ordinary course of business.

          (g) Buyer has not taken any action and does not know of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Transaction from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

      4.16 Environmental Matters. Except as disclosed in Schedule 4.16 hereto and except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect, to Buyer's knowledge: (i) Buyer has complied with all applicable Environmental Laws; (ii) the properties currently owned or operated by Buyer (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances; (iii) the properties formerly owned or operated by Buyer were not knowingly contaminated with Hazardous Substances during the period of ownership or operation by Buyer; (iv) Buyer is not subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) Buyer has not knowingly been associated with any release or threat of release of any Hazardous Substance; (vi) Buyer has not received any notice, demand, letter, claim or request for information alleging that Buyer may be in violation of or liable under any Environmental Law; and (vii) Buyer is not subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances.

      4.17 Brokers. Except for Buyer's obligations under the Financial Advisory Agreement (as defined in Section 6.13), Buyer has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agent's commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

      4.18 Intellectual Property. Buyer does not own, license or otherwise have any right, title or interest in any Intellectual Property or Registered Intellectual Property.

      4.19 Agreements, Contracts and Commitments.

          (a) Except for the Financial Advisory Agreement and any agreements with Transfer Agent, and except as set forth on Schedule 4.19, in Buyer SEC Reports or in any filings made with the SEC from the date hereof through the Closing Date, there are no contracts, agreements, leases, mortgages, indentures, note, bond, liens, license, permit, franchise, arbitration awards, judgments, decrees, orders, understandings and binding commitments, or other instrument or obligation (including without limitation outstanding offers or proposals) of any kind, whether written or oral, to which Buyer is a party or by or to which any of the properties or assets of Buyer may be bound, subject or affected, which either (a) creates or imposes any liability, or (b) may not be cancelled by Buyer on 30 days' or less prior notice ("Buyer Contracts").

          (b) Each Buyer Contract was entered into at arms' length and in the ordinary course, is in full force and effect and is valid and binding upon and enforceable against each of the parties thereto. True, correct and complete copies of all Buyer Contracts (or written summaries in the case of oral Buyer Contracts) have been heretofore delivered to Company.

          (c) Neither Buyer nor any other party thereto is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Buyer Contract, and no party to any Buyer Contract has given any notice of any claim of any such breach, default or event. Each Buyer Contract that has not expired by its terms is in full force and effect.

      4.20 Insurance. Buyer does not maintain any Insurance Policies.

      4.21 Governmental Actions/Filings. Buyer has been granted and holds, and has made, all Governmental Actions/Filings necessary to the conduct by Buyer of its businesses (as presently conducted) or used or held for use by Buyer, and true, complete and correct copies of which have heretofore been delivered to Company. Each such Governmental Action/Filing is in full force and effect, and Buyer is in compliance with all of its obligations with respect thereto. No event has occurred and is continuing which requires or permits, or after notice or lapse of time or both would require or permit, and consummation of the transactions contemplated by this Agreement or the ancillary documents will not require or permit (with or without notice or lapse of time, or both), any modification or termination of any such Governmental Actions/Filings. Except as set forth in Schedule 4.21, to Buyer's knowledge, no Governmental Action/Filing is necessary to be obtained, secured or made by Buyer to enable it to continue to conduct its businesses and operations and use its properties after the Closing in a manner which is consistent with current practice.

      4.22 Interested Party Transactions. Except as set forth in Schedule 4.22 hereto, in the Buyer's SEC Reports, or in any filings made with the SEC from the date hereof through the Closing Date, to Buyer's knowledge, no employee, officer, director or stockholder of Buyer or a member of his or her immediate family is indebted to Buyer, nor is Buyer indebted (or committed to make loans or extend or guarantee credit) to any of them, other than (i) for payment of compensation for services rendered, or (ii) reimbursement for reasonable expenses incurred on behalf of Buyer. Except as set forth in Schedule 4.22 hereto, in the Buyer's SEC Reports, or in any filings made with the SEC from the date hereof through the Closing Date, none of such individuals has any direct or indirect ownership interest in any Person with whom Buyer is affiliated or with whom Buyer has a contractual relationship, or any Person that competes with Buyer, except that each employee, stockholder, officer or director of Buyer and members of their respective immediate families may own less than 5% of the outstanding stock in publicly traded companies that may compete with Buyer. Except as set forth in Schedule 4.22, in the Buyer's SEC Reports, or in any filings made with the SEC from the date hereof through the Closing Date, no officer, director or stockholder or any member of their immediate families is, directly or indirectly, interested in any Buyer Contract (other than such contracts as relate to any such individual ownership of capital stock or other securities of Buyer).

      4.23 Indebtedness; Buyer Assets. Except as set forth on Schedule 4.23, Buyer has no indebtedness for borrowed money. Immediately prior to the Closing, Buyer will have no assets, except for cash reserves earmarked for the payment of accounts payable and accrued expenses of Buyer with respect to the period prior to Closing and which remain unpaid, which Buyer shall be responsible for payment following the Closing pursuant to Section 6.13 hereof ("Cash Reserves").

      4.24 Over-the-Counter Bulletin Board Quotation; Exchange Act Registration. Buyer Common Stock is quoted on the Over-the-Counter Bulletin Board ("OTC BB"). There is no action or proceeding pending or, to Buyer's knowledge, threatened against Buyer by NASDAQ or NASD, Inc. ("NASD") with respect to any intention by such entities to prohibit or terminate the quotation of Buyer Common Stock on the OTC BB. Buyer has filed Form 8-A12G with the SEC to effect the registration of Buyer Common Stock pursuant to Section 12(g) of the Exchange Act.

      4.25 Board Approval. The Board of Directors of Buyer (including any required committee or subgroup of the Board of Directors of Buyer) has, as of the date of this Agreement, unanimously declared the advisability of the Transaction and approved this Agreement and the transactions contemplated hereby and has determined that the Transaction is in the best interests of the stockholders of Buyer and is on terms that are fair to such stockholders.

      4.26 Officers and Directors. During the past five year period, to Buyer's knowledge, no current officer or director of Buyer has been the subject of:

          (a) a petition under the Federal bankruptcy laws or any other insolvency or moratorium law or has a receiver, fiscal agent or similar officer been appointed by a court for such person, or any partnership in which such person was a general partner at or within two years before the time of such filing, or any corporation or business association of which such person was an executive officer at or within two years before the time of such filing;

          (b) a conviction in a criminal proceeding or a named subject of a pending criminal proceeding (excluding traffic violations which do not relate to driving while intoxicated or driving under the influence);

          (c) any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining any such person from, or otherwise limiting, the following activities:

            (i) Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the United States Commodity Futures Trading Commission or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

            (ii) Engaging in any type of business practice; or

            (iii) Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal, state or other securities laws or commodities laws;

          (d) any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal, state or local authority barring, suspending or otherwise limiting for more than 60 days the right of any such person to engage in any activity described in the preceding sub-paragraph, or to be associated with persons engaged in any such activity;

          (e) a finding by a court of competent jurisdiction in a civil action or by the SEC to have violated any securities law, regulation or decree and the judgment in such civil action or finding by the SEC has not been subsequently reversed, suspended or vacated; or

          (f) a finding by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any federal commodities law, and the judgment in such civil action or finding has not been subsequently reversed, suspended or vacated.

      4.27 Investment Company Act. Buyer is not an "investment company" or an "affiliated person" of or "promoter" or "principal underwriter" or an "investment company" as such terms are defined in the Investment Company Act of 1940, as amended, nor is Buyer otherwise subject to regulation thereunder. Buyer is not a "holding company" as that term is defined in, and is not otherwise subject to regulation under, the Public Utility Holding Company Act of 1935.

                                    ARTICLE V

                       CONDUCT PRIOR TO THE EFFECTIVE TIME

      5.1 Conduct of Business by Company and Buyer. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, each of Company, Company's Subsidiaries and Buyer shall, except to the extent that the other party shall otherwise consent in writing, carry on its business in the usual, regular and ordinary course consistent with past practices, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations (except where noncompliance would not have a Material Adverse Effect), pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve substantially intact its present business organization, (ii) keep available the services of its present officers and employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has significant business dealings. In addition, except as required or permitted by the terms of this Agreement, without the prior written consent of the other parties, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, each of Company, Company's Subsidiaries and Buyer shall not do any of the following:

          (a) Waive any stock repurchase rights, accelerate, amend or (except as specifically provided for herein) change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

          (b) Grant any severance or termination pay to any officer or employee except pursuant to applicable law, written agreements outstanding, or policies existing on the date hereof and as previously or concurrently disclosed in writing or made available to the other party, or adopt any new severance plan, or amend or modify or alter in any manner any severance plan, agreement or arrangement existing on the date hereof;

          (c) Transfer or license to any person or otherwise extend, amend or modify any material rights to any Intellectual Property of Company, Company's Subsidiaries or Buyer, as applicable, or enter into grants to transfer or license to any person future patent rights, other than in the ordinary course of business consistent with past practices provided that in no event shall Company, Company's Subsidiaries or Buyer license on an exclusive basis or sell any Intellectual Property of Company, Company's Subsidiaries or Buyer, as applicable;

          (d) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

          (e) Except as set forth in Schedule 5.1(e) hereof, purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Company, Company's Subsidiaries and Buyer, as applicable, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof;

          (f) Issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible or exchangeable securities;

          (g) Amend its Charter Documents;

          (h) Except as disclosed in Schedule 5.1(h) hereto and as contemplated by this Agreement, acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of Buyer, Company or Company's Subsidiaries, as applicable, or enter into any joint ventures, strategic partnerships or alliances or other arrangements that provide for exclusivity of territory or otherwise restrict such party's ability to compete or to offer or sell any products or services;

          (i) Except as contemplated by this Agreement, sell, lease, license, encumber or otherwise dispose of any properties or assets, except sales of inventory in the ordinary course of business consistent with past practice and, except for the sale, lease or disposition (other than through licensing) of property or assets which are not material, individually or in the aggregate, to the business of such party;

          (j) Except as disclosed in Schedule 5.1(j) hereto, or in accordance with currently existing loans, credit lines or similar arrangements, incur any indebtedness for borrowed money in excess of $50,000 in the aggregate or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Buyer, Company, or Company's Subsidiaries, as applicable, enter into any "keep well" or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

          (k) Except as disclosed in Schedule 5.1(k) hereto, adopt or amend any employee benefit plan, policy or arrangement, any employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable "at will"), pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants, except in the ordinary course of business consistent with past practices;

          (l) Except as disclosed in Schedule 5.1(1) hereto, (i) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of this Agreement) other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practices or in accordance with their terms, or liabilities recognized or disclosed in the most recent financial statements (or the notes thereto) of Company and its Subsidiaries or of Buyer included in Buyer SEC Reports, as applicable, or incurred since the date of such financial statements, or (ii) waive the benefits of, agree to modify in any manner, terminate, release any person from or knowingly fail to enforce any confidentiality or similar agreement to which Company or its Subsidiaries is a party or of which Company or its Subsidiaries is a beneficiary or to which Buyer is a party or of which Buyer is a beneficiary, as applicable;

          (m) Except in the ordinary course of business consistent with past practices, modify, amend or terminate any material Contract of Company, Company's Subsidiaries or Buyer, as applicable, or other material contract or material agreement to which Company, Company's Subsidiaries or Buyer is a party or waive, delay the exercise of, release or assign any material rights or claims thereunder;

          (n) Except as required by U.S. GAAP, revalue any of its assets or make any change in accounting methods, principles or practices;

          (o) Except as set forth in Schedule 5.1(o) hereto, incur or enter into any agreement, contract or commitment requiring such party to pay in excess of $50,000 in any 12 month period;

          (p) Engage in any action that could reasonably be expected to cause the Transaction to fail to qualify as a "reorganization" under Section 368(a) of the Code;

          (q) Except as contemplated by Article V herein or as set forth in
Schedule 5.1(q) hereto, settle any litigation;

          (r) Make or rescind any Tax elections that, individually or in the aggregate, could be reasonably likely to adversely affect in any material respect the Tax liability or Tax attributes of such party, settle or compromise any material income tax liability or, except as required by applicable law, materially change any method of accounting for Tax purposes or prepare or file any Return in a manner inconsistent with past practice;

          (s) Form, establish or acquire any Subsidiary;

          (t) Permit any Person to exercise any of its discretionary rights under any Plan to provide for the automatic acceleration of any outstanding options, the termination of any outstanding repurchase rights or the termination of any cancellation rights issued pursuant to such plans; or

          (u) Agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section 5.1 (a) through (t) above.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

      6.1 Company U.S. GAAP Financial Statements. On or before the Compliance Date, Company shall deliver to Buyer audited financial statements for Company and each of its Subsidiaries, on a consolidated basis, for the last three fiscal years ended and unaudited financials statements for Company and each of its Subsidiaries, on a consolidated basis, for the current fiscal year through the most recent interim period ended, which financial statements shall comply in all material respects with the published rules and regulations of the SEC, shall be prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved, shall be in the English language, and shall fairly present in all material respects the financial position of Company and each of its Subsidiaries at the respective dates thereof and the results of its operations and cash flows for the periods indicated ("Company U.S. GAAP Financial Statements"). The Company U.S. GAAP Financial Statements for the last three fiscal years shall have been audited by, and the interim financials statements shall have been reviewed by, L.L. Bradford & Company, LLC ("Accountant").

      6.2 Company Proforma Financial Statements. On or before the Compliance Date, Company shall deliver to Buyer audited financial statements for the Company, the Company's Subsidiaries and Buyer, on a consolidated basis, giving effect to the Transaction, for the last three fiscal years, and unaudited financial statements for the Company, the Company's Subsidiaries and Buyer, on a consolidated basis, giving effect to the Transaction, for the most recent period ended, together with any proforma financial information and any other financial information which are required to be included in a Form 8-K or any other report or form required to be filed with the SEC at or after Closing, with respect to the Transaction, all prepared in all material respects with the published rules and regulations of the SEC and in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved ("Company Proforma Financial Statements"). The Company Proforma Financial Statements for the last three fiscal years shall have been audited by, and the interim financial statements shall have been reviewed by, the Accountant and shall be in a format acceptable for inclusion on the Transaction 8-K (as defined herein) and for EDGAR filing.

      6.3 Board of Directors of Buyer. At Closing, the current board of directors of Buyer shall deliver duly adopted resolutions to: (a) set the size of Buyer's board of directors to seven (7) members effective as of the Closing; and (b) elect the following persons to the Buyer's board of directors effective as of the Closing: (i) Lu Pingji, Feng Xiaohong, Du Yaru and Xiao Genxiang, each of whom shall management members of Buyer's board of directors ("Management Members"); (ii) one member designated by KRM Fund, which person shall be an independent director and a financial expert, qualified and available to serve on Buyer's audit and compensation committee, and otherwise acceptable to the Stockholders ("Buyer Designated Member"); and (iii) Meiyi Xia and one other person, each of whom shall have been or will be selected by the Stockholders and shall be independent directors ("Independent Members"); and (c) accepting the resignations of the current officers and directors of the Buyer effective as of the Closing ("Resolutions"). At Closing, the current officers and director of Buyer shall deliver their resignations, as appropriate, as officers and directors of Buyer to be effective upon the Closing (the "Resignations"). On or before the Compliance Date, the Company and Stockholders shall deliver or cause to be delivered to Buyer completed and signed director and officer questionnaires ("Questionnaires") in the English language for each of the Management Members and Independent Members. The foregoing designations of the Management Members and Independent Members (and the officers to be appointed by Buyer following Closing) shall be subject to Buyer's receipt of the completed and signed Questionnaires and a third party investigation reports and background checks, which shall be acceptable to Buyer in its sole reasonable discretion ("D&O Information"). Buyer's board of directors shall at all times satisfy the applicable requirements for board composition and corporate governance under the Sarbanes-Oxley Act of 2002 (the "SOX Act"), the rules and regulations promulgated by the SEC and other governmental agencies, and the rules of the exchange on which Buyer's securities are listed or quoted. The Stockholders shall execute and deliver at Closing the Voting Agreement which shall provide, among other things, that the Stockholders will vote their Buyer's Shares to elect Buyer Designated Member to Buyer's board of directors for a period of one year following the Closing.

      6.4 Undertaking by Company Accountant. On or before the Compliance Date, the Company shall obtain, and deliver to Buyer, an undertaking from the Accountant, in a form and substance satisfactory to Buyer, providing that: (i) the Accountant has agreed to an engagement with Buyer to serve as its certified public accountants following the Closing for purposes of auditing and reviewing the financial statements of the Buyer, the Company and the Company's Subsidiaries to comply with the Buyer's ongoing reporting requirements under the Exchange Act including, without limitation, the filing of Forms 10-Q and 10-K,
(ii) the transaction contemplated hereunder will not disqualify or otherwise prohibit the Accountant from rendering the foregoing engagement services or from undertaking such services in a timely manner, (iii) the Accountant is duly registered with the U.S. Public Company Accounting Oversight Board ("PCAOB"),
(iv) the Accountant shall provide its consent to the use of their audited financial statements and accompanying reports for the Buyer, the Company and the Company's Subsidiaries, as applicable, in any regulatory filing by the Buyer prior to or following the Closing, and (v) consenting to the use of its name and the disclosure of its engagement by Buyer in the Change of Accountant Form 8-K (as defined in Section 6.5) ("Accountant Undertaking"). A signed copy of the engagement letter between Buyer and Accountant shall be attached to the Accountant Undertaking.

      6.5 Consent by Former Accountants; Change of Accountants. On or prior to the Compliance Date, the Company shall obtain, and deliver to Buyer, the written consent from the former accountants of the Company and the Company's Subsidiaries, in a form and substance satisfactory to Buyer, to the use of their audited financial statements and accompanying reports for the Company and the Company's Subsidiaries to the extent that such financial statements and reports are required to be included in any regulatory filing by the Buyer prior to or following the Closing ("Former Accountant Consents"). Prior to the Closing, the Company shall prepare the Form 8-K announcing the change in the Buyer's certifying accountants from Pritchett, Siler & Hardy P.C. ("Buyer's Accountant") to the Accountant effective as of the Closing ("Change of Accountant Form 8-K"), in a form acceptable to Buyer and in a format acceptable for EDGAR filing. The Change of Accountant Form 8-K shall be filed with the SEC at Closing, and prior to the filing thereof, the Buyer's Accountant shall have issued its resignation letter to Buyer resigning from the engagement and consenting to the use of its name and the disclosure of its resignation in the Change of Accountant Form 8-K ("Resignation Letter").

      6.6 Other Actions. On or before the Compliance Date, the Company shall prepare the Form 8-K announcing the Closing, together with the Company Proforma Financial Statements, and all information that may be required to be disclosed with respect to the Transaction in any report or form to be filed with the SEC, including, without limitation, all enhanced disclosure for reverse merger transactions with a public shell that may be required by SEC rulemaking from time to time ("Transaction Form 8-K"), which shall be in a form acceptable to Buyer and in a format acceptable for EDGAR filing. Prior to Closing, the Company shall prepare the press release announcing the consummation of the Transaction hereunder ("Press Release"). At the Closing, Buyer shall file the Transaction Form 8-K with the SEC and distribute the Press Release. At least ten (10) days prior to the Closing, the Company shall prepare the information statement required by Rule 14f-1 promulgated under the Exchange Act ("Information Statement"), which shall be in a form acceptable to Buyer, and Buyer shall file the Information Statement with the SEC and mail the same to each of Buyer's stockholders.

      Company and Buyer shall further cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable laws to consummate the Transaction and the other transactions contemplated hereby as soon as practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as soon as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Transaction or any of the other transactions contemplated hereby. Subject to applicable laws relating to the exchange of information and the preservation of any applicable attorney-client privilege, work-product doctrine, self-audit privilege or other similar privilege, each of Company and Buyer shall have the right to review and comment on in advance, and to the extent practicable each will consult the other on, all the information relating to such party, and any of Company's Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Transaction and the other transactions contemplated hereby. In exercising the foregoing right, each of Company and Buyer shall act reasonably and as promptly as practicable.

      6.7 Required Information. In connection with the preparation of the Transaction Form 8-K, Information Statement and Press Release, and for such other reasonable purposes, Company and Buyer each shall, upon request by the other, furnish the other with all information concerning themselves, their respective Subsidiaries, directors, officers and stockholders (including the directors of Buyer to be elected effective as of the Closing pursuant to Section
6.3 hereof) and such other matters as may be reasonably necessary or advisable in connection with the Transaction, or any other statement, filing, notice or application made by or on behalf of Company and Buyer or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Transaction and the other transactions contemplated hereby. Each party warrants and represents to the other party that all such information shall be true and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

      6.8 Confidentiality; Access to Information.

          (a) Each party agrees to maintain in confidence any non-public information received from the other party, and to use such non-public information only for purposes of consummating the transactions contemplated by this Agreement. Such confidentiality obligations will not apply to (i) information which was known to the one party or their respective agents prior to receipt from the other party; (ii) information which is or becomes generally known; (iii) information acquired by a party or their respective agents from a third party who was not bound to an obligation of confidentiality; and (iv) disclosure required by law, regulation or court order. In the event this Agreement is terminated as provided in Article IX hereof, each party will return or cause to be returned to the other all documents and other material obtained from the other in connection with the Transaction contemplated hereby.

          (b) Access to Information.

            (i) Company will afford Buyer and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of Company and its Subsidiaries during the period prior to the Closing to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of Company and its Subsidiaries, as Buyer may reasonably request. No information or knowledge obtained by Buyer in any investigation pursuant to this Section 6.8 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Transaction.

            (ii) Buyer will afford Company and its financial advisors, underwriters, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of Buyer during the period prior to the Closing to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of Buyer, as Company may reasonably request. No information or knowledge obtained by Company in any investigation pursuant to this Section 6.8 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Transaction.

      6.9 No Solicitation. Other than with respect to the Transaction, until the earlier to occur of the Closing or the termination of this Agreement, each of Company and Buyer agrees that neither it nor (in the case of Company) any of its Subsidiaries nor any of its or its Subsidiaries' officers and directors shall, and that it shall direct and use its reasonable best efforts to cause its and its Subsidiaries' agents and other representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to (i) a merger, reorganization, share exchange, consolidation or similar transaction involving it or its Subsidiaries, (ii) any sale, lease, exchange, mortgage, pledge, transfer or purchase of all or substantially all of the assets or equity securities of, it and its Subsidiaries, taken as a whole, in a single transaction or series of related transactions or (iii) any tender offer or exchange offer for 20% or more of the outstanding shares of the Buyer Common Stock or Company Common Stock (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal"). Each of Company and Buyer further agrees that neither it nor any of its Subsidiaries nor (in the case of Company) any of its or its Subsidiaries' officers and directors shall, and that it shall direct and use its reasonable best efforts to cause its and its Subsidiaries' agents and representatives not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal. Each of the Company and Buyer agrees that it will immediately cease and cause to be terminated any existing discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Each of the Company and Buyer agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 6.9.

      Notwithstanding anything contained in this Agreement to the contrary, nothing contained in this Agreement shall prevent the board of directors of Buyer, or their respective representatives from, (A) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal, if applicable, or otherwise complying with the Exchange Act; (B) providing information in response to a request therefor by a person who has made a bona fide unsolicited Acquisition Proposal; (C) engaging in any negotiations or discussions with any person who has made a bona fide unsolicited Acquisition Proposal or otherwise facilitating any effort or attempt to implement an Acquisition Proposal; or (D) withdrawing or modifying the approval or recommendation by Buyer's board of directors of this Agreement, approving or recommending any Acquisition Proposal or causing the applicable party to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement relating to any Acquisition Proposal, if, and only to the extent that in each such case referred to in clause (B), (C) or (D) above, the Buyer's board of directors determines in good faith, after consultation with outside legal counsel that such action is necessary to act in a manner consistent with the directors' fiduciary duties under applicable law and determines in good faith after consultation with its financial advisors that the person or group making such Acquisition Proposal has adequate sources of financing to consummate such Acquisition Proposal and that such Acquisition Proposal, if consummated as proposed, is materially more favorable to the stockholders of Buyer from a financial point of view (any such more favorable Acquisition Proposal being referred to as a "Superior Proposal") and determines in good faith that such Superior Proposal is reasonably capable of being consummated, taking into account legal, financial, regulatory and other aspects of the proposal and the person making the proposal.

      6.10 Public Disclosure. Except to the extent previously disclosed or to the extent the parties believe that they are required by applicable law or regulation to make disclosure, prior to Closing, no party shall issue any statement or communication to the public regarding the Transaction without the consent of the other parties, which consent shall not be unreasonably withheld. To the extent a party hereto believes it is required by law or regulation to make disclosure regarding the Transaction, it shall, if possible, immediately notify the other parties prior to such disclosure. The parties hereto agree that Buyer will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement and that Buyer and Buyer's stockholders may file any reports as required by the Exchange Act including, without limitation, any reports on Schedule 13D or 13G.

      6.11 Reasonable Efforts; Notification.

          (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transaction and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VII to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all consents, approvals or waivers from third parties required as a result of the transactions contemplated in this Agreement, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) the execution or delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, Buyer and its board of directors and Company and its board of directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Transaction, this Agreement or any of the transactions contemplated by this Agreement, use its commercially reasonable efforts to enable the Transaction and the other transactions contemplated by this Agreement to be consummated as promptly as practicable on the terms contemplated by this Agreement. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require Buyer or Company or any Subsidiary of Company to agree to any divestiture by itself or any of its affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock.

          (b) Company and Stockholders shall give prompt notice to Buyer upon becoming aware that any representation or warranty made by them contained in this Agreement has become untrue or inaccurate, or of any failure of Company or Stockholders to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Article VII would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

          (c) Buyer shall give prompt notice to Company and Stockholders upon becoming aware that any representation or warranty made by it contained in this Agreement has become untrue or inaccurate, or of any failure of Buyer to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Article VII would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

      6.12 Treatment as a Reorganization. Neither Buyer nor Company nor Stockholders shall take any action prior to or following the Transaction that could reasonably be expected to cause the Merger to fail to qualify as a "reorganization" within the meaning of Section 368(a) of the Code.

      6.13 Absence of Liabilities. Immediately prior to Closing, Buyer shall have no liabilities or obligations, whether or not requiring the payment of monies, other than Buyer's obligations under or with respect to: (i) a certain Financial Advisory Agreement, in the form attached hereto as Exhibit B ("Financial Advisory Agreement"), (ii) any agreements with the Transfer Agent,
(iii) the Investigation Costs (as defined in Section 9.4 hereof), (iv) the Contracts disclosed under Section 4.19 hereto, and (v) accounts payable and accrued expenses of Buyer with respect to the period prior to Closing which remain unpaid, for which Buyer has established a Cash Reserve (collectively, "Buyer Obligations"). At Closing, the Stockholders and Company agree to pay and satisfy, or cause the Buyer to pay or satisfy, all of the Buyer Obligations and to otherwise abide by the terms and conditions of the Buyer Obligations following the Closing.

      6.14 Cash Payments at Closing. At Closing, Company and/or the Stockholders shall pay: (i) $150,000 (less the $50,000 commitment fee paid under the Letter of Intent (as defined in Section 11.4) and the amount of any Deposit made under
Section 1.9) to Keating Securities, LLC ("Keating") in partial payment of the reverse merger fees under the Financial Advisory Agreement , and (ii) the amount the Investigation Costs not to exceed $15,000 either directly to the provider of such investigation services or to KRM Fund as reimbursement for the payment of the Investigation Costs (such payments being referred to herein, as the "Company Closing Payments"). At Closing, the $50,000 commitment fee under the Letter of Intent ("Commitment Fee") and any Deposit made under Section 1.9 shall be paid or credited to Keating in partial payment of the reverse merger fees under the Financial Advisory Agreement ("Buyer Closing Payment").

      6.15 Business Records. At or prior to Closing, Buyer shall have delivered to Company all records and documents relating to Buyer, which Buyer possesses, including, without limitation, books, records, government filings, Corporate Records, Stock Records, Returns, Charter Documents, consent decrees, orders, and correspondence, director and stockholder minutes and resolutions, stock ownership records, financial information and records, electronic files containing any financial information and records, and other documents used in or associated with Buyer ("Business Records").

      6.16 Issuance of Service Provider Shares. At Closing, the Board of Directors of Buyer as to be constituted following the Closing under Section 6.3 hereof shall deliver duly adopted resolutions, to be effective immediately following the Closing: (i) authorizing and approving the issuance of the Service Provider Shares to the persons set forth in Schedule 3.17 hereof ("Service Providers"), subject to Buyer's receipt of investor representation letters from each Service Provider in a form satisfactory to Buyer; (ii) directing the Transfer Agent to issue certificates representing such Service Provider Shares with the appropriate restrictive legends under the Securities Act; and (iii) as a condition of such issuance, each Service Provider shall execute a counterpart of the Voting Agreement attached hereto as Exhibit A.

                                   ARTICLE VII

                          CONDITIONS TO THE TRANSACTION

      7.1 Conditions to Obligations of Each Party to Effect the Transaction. The respective obligations of each party to this Agreement to effect the Transaction shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

          (a) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Transaction illegal or otherwise prohibiting consummation of the Transaction, substantially on the terms contemplated by this Agreement. All waiting periods, if any, under any foreign law in any jurisdiction in which the Company or Buyer or any of Company's Subsidiaries has material operations relating to the transactions contemplated hereby will have expired or terminated early and all material foreign antitrust approvals required to be obtained prior to the Transaction in connection with the transactions contemplated hereby shall have been obtained. The parties expressly acknowledge and agree that any SEC rulemaking requiring enhanced disclosure of reverse merger transactions with a public shell will not be a reason for either party to terminate this Agreement or deemed a failure of any condition set forth herein; provided, however, that Company's failure to provide the enhanced disclosure required by SEC rulemaking in the Transaction Form 8-K on or before the Compliance Date in accordance with Section 6.6 shall be a failure of the condition set forth in Section 7.3(j) and shall give Buyer reason to terminate this Agreement in accordance with Section 9.1(b).

          (b) Information Statement. At least ten (10) days prior to Closing, Buyer shall have filed the Information Statements with the SEC, and Buyer shall have mailed the Information Statement to each of the stockholders of Buyer, and Buyer shall have otherwise compiled with all of the provisions under Rule 14f-1 under the Exchange Act.

          (c) Debt Holder Consents. The lenders under Company's and each of Company's Subsidiaries' credit facilities, secured loans, mortgages and other indebtedness for borrowed money shall have consented in writing to the Transaction and have agreed to continue the existing financing agreements on the same or more favorable terms and conditions as in existence on the date hereof if required by the terms of lending agreements between the Company or such Subsidiaries and such lenders.

      7.2 Additional Conditions to Obligations of Stockholders and Company. The obligations of Company and Stockholders to consummate and effect the Transaction shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by all of the Stockholders:

          (a) Representations and Warranties. Each representation and warranty of Buyer contained in this Agreement (i) shall have been true and correct as of the date of this Agreement and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date. Company and Stockholders shall have received a certificate with respect to the foregoing signed on behalf of Buyer by an authorized officer of Buyer ("Buyer Closing Certificate").

          (b) Agreements and Covenants. Buyer shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

          (c) Resignations and Resolutions. Buyer shall have delivered to Company the Resignations and Resolutions, in a form reasonably satisfactory to Company, together with evidence satisfactory to Company of the resignation of all directors and officers of Buyer, effective as of the Closing. Buyer shall also have delivered to Company and Stockholders evidence satisfactory to Company and Stockholders of the appointment of new directors of Buyer in accordance with
Section 6.3 hereof.

          (d) Consents. Buyer shall have obtained all consents, waivers and approvals required in connection with the consummation of the transactions contemplated hereby, other than consents, waivers and approvals the absence of which, either alone or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Buyer taken as a whole.

          (e) Material Adverse Effect. No Material Adverse Effect with respect to Buyer shall have occurred since the date of this Agreement.

          (f) No Obligations. Immediately prior to the Closing, Buyer shall have no liabilities or obligations, other than as set forth in Section 6.13 hereof.

          (g) SEC Compliance; OTC BB Quotation. Immediately prior to Closing, Buyer shall be current in its reporting under the Exchange Act and Buyer Common Stock shall be quoted on the OTC BB.

          (h) Business Records; Resignation Letter. The Buyer shall have delivered to Company the Business Records and the Resignation Letter from Buyer's Accountant.

          (i) Other Deliveries. At Closing, Buyer shall have delivered to the Company and/or Stockholders: (i) certificates representing Buyer's Shares to Stockholders in accordance with Section 1.6, (ii) copies of resolutions and actions taken by Buyer's board of directors in connection with the approval of this Agreement and the transactions contemplated hereunder, and (iii) such other documents or certificates as shall reasonably be required by Company and Stockholder and their counsel in order to consummate the transactions contemplated hereunder.

          (j) Buyer and KRM Fund shall not be a party to any investment banking, financial advisory agreement, finder's or broker's agreement, placement agency agreement, underwriting agreement or similar agreement with respect to the raising of equity or debt capital, the consummation of a "going private" transaction, a public stock offering or a transaction for the sale of, purchase by or merger involving the Buyer, except for the Financial Advisory Agreement.

          (k) At Closing the Board of Directors of Buyer as to be constituted immediately following Closing shall deliver the duly adopted resolutions as provided under Section 6.16.

      7.3 Additional Conditions to the Obligations of Buyer. The obligations of Buyer to consummate and effect the Transaction shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Buyer:

          (a) Representations and Warranties. Each representation and warranty of Company and Stockholders contained in this Agreement (i) shall have been true and correct as of the date of this Agreement and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing. Buyer shall have received a certificate with respect to the foregoing signed on behalf of Company by an authorized officer of Company and by each Stockholder with respect to the warranties and representations contained in
Article II ("Closing Certificate")

          (b) Agreements and Covenants. Company and Stockholders shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing Date.

          (c) Consents. Company and each of Company's Subsidiaries shall have obtained all consents, waivers, permits and approvals required in connection with the consummation of the transactions contemplated hereby, other than consents, waivers and approvals the absence of which, either alone or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Company and its Subsidiaries, taken as a whole. Company and each of Company's Subsidiaries have received all approvals and permits required by any applicable national, foreign, provincial and local governing bodies and regulatory authorities to permit the listing of Buyer as a public company on a U.S. exchange or quotation system following the Closing.

          (d) Material Adverse Effect. No Material Adverse Effect with respect to Company and its Subsidiaries shall have occurred since the date of this Agreement.

          (e) Company Financial Statements. Company shall have delivered to Buyer on or before the Compliance Date the Company U.S. GAAP Financial Statement and the Company Proforma Financial Statements, all of which shall be acceptable to Buyer in its sole reasonable discretion. The U.S. GAAP Financial Statements shall reflect: (i) consolidated net revenues of the Company and its Subsidiaries for the most recent fiscal year ended not less than $20,000,000, and net revenues for the first six (6) months of the Company's current fiscal year not less than $14,000,000, and (ii) consolidated net income of the Company and its Subsidiaries for the most recent fiscal year ended not less than $3,500,000, and consolidated net income for the first six (6) months of the Company's current fiscal year not less than $4,000,000.

          (f) Accountant Undertaking; Prior Accountant Consents. Company shall have delivered to Buyer on or before the Compliance Date the Accountant Undertaking and the Prior Accountant Consents, each in a form reasonably satisfactory to Buyer.

          (g) Employment Agreements. Each Management Member shall have executed and delivered employment agreements with the Company, which agreements shall be in full force and effect effective as of the Closing and shall be reasonably acceptable to Buyer.

          (h) Closing Payments. Company and/or the Stockholders shall have made the Company Closing Payments required by Section 6.14 hereof, and Buyer shall have made the Buyer Closing Payment required by Section 6.14 hereof..

          (i) D&O Information. Buyer shall have delivered the Questionnaires on or before the Compliance Date, and the D&O Information shall be reasonably acceptable to Buyer.

          (j) Transaction Form 8-K; Change of Accountant Form 8-K; Press Release. The Company shall have delivered to Buyer the Transaction Form 8-K on or before the Compliance Date, in a form acceptable to Buyer, which shall be filed with the SEC at Closing, and the Company shall have delivered the Change of Accountant Form 8-K and the Press Release to Buyer, each in a form acceptable to Buyer.

          (k) Voting Agreement. The Stockholders and Service Providers have executed and delivered the Voting Agreement by and between the Stockholders, Service Providers, Buyer and KRM Fund, in the form attached hereto as Exhibit A. The Voting Agreement has been duly authorized and approved by the Buyer's board of directors.

          (l) Financial Advisory Agreement. The Financial Advisory Agreement between Buyer and Keating Securities, LLC, in the form of Exhibit B hereto, has been duly authorized and approved by Buyer's board of directors.

          (m) Other Deliveries. At Closing, the Company and/or Stockholders shall have delivered to Buyer: (i) certificates representing the Shares, together with stock powers, in accordance with Section 1.5, and (ii) copies of resolutions and actions taken by Company's board of directors and Stockholders in connection with the approval of this Agreement and the transactions contemplated hereunder, and (iii) such other documents or certificates as shall reasonably be required by Buyer and its counsel in order to consummate the transactions contemplated hereunder.

          (n) Company, its Subsidiaries and Stockholders shall not be a party to any investment banking, financial advisory agreement, finder's or broker's agreement, placement agency agreement, underwriting agreement or similar agreement with respect to the raising of equity or debt capital, the consummation of a "going private" transaction, a public stock offering or a transaction for the sale of, purchase by or merger involving the Company or its Subsidiaries, except for the Aidi Agreement, Yaru Agreement and Combined Aidi Agreement.

          (o) The legal counsel of Company and its Subsidiaries in the People's Republic of China ("PRC") shall have issued its legal opinion, in the English language and addressed to Buyer and KRM Fund, that Company's Subsidiary, Xi'an Xinxing Real Estate Development Co. Ltd. ("Xinxing"), has received all approvals from the government of the PRC to become a wholly foreign-owned enterprise under the governing laws of the PRC including, without limitation, approval of the equity transfer agreement between Company and Xinxing dated September 10, 2003, as amended on June 5, 2004.

                                  ARTICLE VIII

                            SURVIVAL; INDEMNIFICATION

      8.1 Survival. All representations, warranties, agreements and covenants contained in or made pursuant to this Agreement (including, without limitation the covenants set forth in Section 10.1 hereof), or any Exhibit or Schedule hereto or thereto or any certificate delivered at the Closing, shall survive (and not be affected by) the Closing, but all claims made by virtue of such representations, warranties, agreements and covenants shall be made under, and subject to the limitations set forth in this Article VIII.

      8.2 Stockholder Indemnification Obligation with Respect to Stockholder Representations. Each Stockholder for himself only, and not with respect to any other Stockholder, hereby indemnifies and holds harmless, and agrees to indemnify and hold harmless, Buyer and KRM Fund (from and after the Closing), and their respective directors, officers, shareholders, managers, members, employees and agents (collectively, the "Buyer Indemnified Parties") against (i) any and all liabilities, obligations, losses, damages, claims, actions, Liens and deficiencies which exist, or which may be imposed on, incurred by or asserted against any one or more of the Buyer Indemnified Parties, based upon, resulting from or arising out of, or as to which there was, any material breach or inaccuracy of any representation or warranty by such Stockholder, and as to such Stockholder, contained in Article II of this Agreement at the time made, or any agreement or covenant made by such Stockholder in or pursuant to this Agreement, or in any Exhibit or Schedule hereto or thereto, or any certificate or document delivered by such Stockholder, as Stockholder, at the Closing (including, without limitation, any breach of the covenants under Section 10.1 hereof, whether caused by the actions or inactions of Company or Buyer following Closing), and (ii) any cost or expense (including reasonable attorneys' fees and court costs) incurred by the Buyer Indemnified Parties or any of them in connection with the foregoing (including, without limitation, any cost or expense incurred by the Buyer Indemnified Parties in enforcing their rights pursuant to this Section 8.2) (collectively, the "Damages").

      No Buyer Indemnified Party shall be required to make any claim or demand against Company or any of its Subsidiaries or any other Person prior to the making of any claim or demand for indemnification or at any other time. The rights of the Buyer Indemnified Parties under this Section 8.2 are in addition to such other rights and remedies which they may have under this Agreement or otherwise. The amount of any and all Damages suffered by Buyer Indemnified Parties under this Section 8.2 shall be recovered by KRM Fund, and all claims of Buyer Indemnified Parties pursuant to this Section 8.2 shall be brought by KRM Fund on behalf of such Buyer Indemnified Parties.

      Notwithstanding any other provision of this Agreement, except for any Misrepresentation Claim (as defined in this Section 8.2) with respect to which such Stockholder had Knowledge (as defined in this Section 8.2), no demand or claim for indemnification under this Section 8.2 may be made after 11:59 p.m. New York time on the date which is six (6) months following the Closing Date. No demand or claim for indemnification under this Section 8.2 for any Misrepresentation Claim may be made after 11:59 p.m. New York time on the first anniversary of the Closing Date if such Stockholder had Knowledge (as hereinafter defined) with respect to such Misrepresentation Claim.

      For purposes of this Agreement, the term "Misrepresentation Claim" means a claim or demand for indemnification based upon, resulting from or arising out of any material breach or inaccuracy of a warranty or representation and such material breach or inaccuracy was the direct and primary cause of the Damages for which indemnification is sought; and the term "Knowledge" means in respect of any Misrepresentation Claim, as of the Closing Date or at any time prior thereto, (a) actual knowledge of the material breach or inaccuracy upon which such Misrepresentation Claim is based or (b) actual knowledge of facts which would cause a reasonable person, having knowledge and a full understanding of the terms of this Agreement, to be aware of or recognize the material breach or inaccuracy upon which the Misrepresentation Claim is based.

      8.3 Stockholder Indemnification Obligation with Respect to Company Representations. Each Stockholder, jointly and severally, hereby indemnifies and holds harmless, and agrees to indemnify and hold harmless, Buyer Indemnified Parties (from and after the Closing), against (i) any and all liabilities, obligations, losses, damages, claims, actions, Liens and deficiencies which exist, or which may be imposed on, incurred by or asserted against any one or more of the Buyer Indemnified Parties, based upon, resulting from or arising out of, or as to which there was, any breach or inaccuracy of any representation or warranty by the Company contained in this Agreement, or any agreement or covenant made by the Company in or pursuant to this Agreement, or in any Exhibit or Schedule hereto or thereto, or any certificate or document delivered by the Company at the Closing (including, without limitation, any breach of the covenants under Section 10.1 hereof, whether caused by the actions or inactions of Company or Buyer following Closing), and (ii) any cost or expense (including reasonable attorneys' fees and court costs) incurred by the Buyer Indemnified Parties or any of them in connection with the foregoing (including, without limitation, any cost or expense incurred by the Buyer Indemnified Parties in enforcing their rights pursuant to this Section 8.3) (collectively, the "Damages").

      No Buyer Indemnified Party shall be required to make any claim or demand against Company or any of its Subsidiaries or any other Person prior to the making of any claim or demand for indemnification or at any other time. The rights of the Buyer Indemnified Parties under this Section 8.3 are in addition to such other rights and remedies which they may have under this Agreement or otherwise. The amount of any and all Damages suffered by Buyer Indemnified Parties under this Section 8.3 shall be recovered by KRM Fund, the amount of which shall be determined in accordance with Section 8.6 below, and all claims of Buyer Indemnified Parties pursuant to this Section 8.3 shall be brought by KRM Fund on behalf of such Buyer Indemnified Parties.

      Notwithstanding any other provision of this Agreement, except for any Misrepresentation Claim with respect to which the Company had Knowledge, no demand or claim for indemnification under this Section 8.3 may be made after 11:59 p.m. New York time on the date which is six (6) months following the Closing Date. No demand or claim for indemnification under this Section 8.3 for any Misrepresentation Claim may be made after 11:59 p.m. New York time on the first anniversary of the Closing Date if the Company had Knowledge with respect to such Misrepresentation Claim.

      8.4 KRM Fund Indemnification Obligation with Respect to Buyer Representations. KRM Fund hereby indemnifies and holds harmless, and agrees to indemnify and hold harmless, the Company and Stockholders (from and after the Closing) and their respective directors, officers, shareholders, managers, members, employees and agents ("Company Indemnified Parties"), against (i) any and all liabilities, obligations, losses, damages, claims, actions, Liens and deficiencies which exist, or which may be imposed on, incurred by or asserted against any one or more of the Company Indemnified Parties, based upon, resulting from or arising out of, or as to which there was, any breach or inaccuracy of any representation or warranty by the Buyer contained in this Agreement, or any agreement or covenant made by the Buyer in or pursuant to this Agreement, or in any Exhibit or Schedule hereto or thereto, or any certificate or document delivered by the Buyer at the Closing (excluding any breach of the covenants under Section 10.1 hereof, whether caused by the actions or inactions of Company or Buyer following Closing), and (ii) any cost or expense (including reasonable attorneys' fees and court costs) incurred by the Company Indemnified Parties or any of them in connection with the foregoing (including, without limitation, any cost or expense incurred by the Company Indemnified Parties in enforcing their rights pursuant to this Section 8.4) (collectively, the "Damages").

      No Company Indemnified Party shall be required to make any claim or demand against Buyer or any other Person prior to the making of any claim or demand for indemnification or at any other time. The rights of the Company Indemnified Parties under this Section 8.4 are in addition to such other rights and remedies which they may have under this Agreement or otherwise. The amount of any and all Damages suffered by Company Indemnified Parties under this Section 8.4 shall be recovered by the Stockholders, the amount of which shall be determined in accordance with Section 8.6 below, and all claims of Company Indemnified Parties pursuant to this Section 8.4 shall be brought by the Stockholders on behalf of such Company Indemnified Parties.

      Notwithstanding any other provision of this Agreement, except for any Misrepresentation Claim with respect to which the Buyer had Knowledge, no demand or claim for indemnification under this Section 8.4 may be made after 11:59 p.m. New York time on the date which is six (6) months following the Closing Date. No demand or claim for indemnification under this Section 8.4 for any Misrepresentation Claim may be made after 11:59 p.m. New York time on the first anniversary of the Closing Date if the Buyer had Knowledge with respect to such Misrepresentation Claim.

      8.5 Procedure for Indemnification Claims.

          (a) Buyer Indemnified Parties and Company Indemnified Parties are referred to collectively in this Section 8.5 as "Indemnified Parties", and the Persons from whom indemnification is sought pursuant to this Article VIII are referred to herein as "Indemnifying Parties".

          (b) If at any time an Indemnified Party determines to assert a right to indemnification hereunder, the Indemnified Party shall give to the Indemnifying Party written notice describing the matter for which indemnification is sought in reasonable detail. In the event that a demand or claim for indemnification is made hereunder with respect to a matter the amount or extent of which is not yet known or certain, the notice of demand for indemnification shall so state, and, where practicable, shall include an estimate of the amount of the matter. The failure of an Indemnified Party to give notice of any matter to the Indemnifying Party shall not relieve the Indemnifying Party of any liability which the Indemnifying Party may have to any Indemnified Party.

          (c) Within 15 days after receipt of the notice referred to in clause
(b) above, the Indemnifying Party from whom indemnification is sought shall (i) if true, acknowledge in writing his responsibility for all or part of such matter, and shall pay or otherwise satisfy the portion of such matter as to which responsibility is acknowledged or take such other action as is reasonably satisfactory to the Indemnified Party to resolve any such matter that involves anyone not a party hereto or (ii) give written notice to the Indemnified Party of his intention to dispute or contest all or part of such responsibility. Upon delivery of such notice of intention to contest, the parties shall negotiate in good faith to resolve as promptly as possible any dispute as to responsibility for, or the amount of, any such matter. Failure to respond to a notice claiming indemnification shall be deemed a denial of responsibility therefor.

          (d) In the event that the Indemnified Party is required to expend any amount in enforcing its rights of indemnification hereunder, the Indemnifying Parties will, jointly and severally, promptly upon request, pay such amounts to the Indemnified Party if indemnification is required to be made hereunder.

          (e) Each Indemnifying Party shall have the right to employ separate counsel in any action or claim which is brought against any Indemnified Party in respect of which indemnity may be sought from it, and to participate in the defense of such action or claim, if such Indemnifying Party confirms in writing its responsibility for such action or claim; provided, however, that (i) the Indemnified Party or Parties shall retain control of such action or claim and
(ii) the fees and expenses of such separate counsel shall be at the expense of the Indemnifying Party.

      8.6 Recovery of Damages.

          (a) Buyer Indemnified Parties shall not be entitled to indemnification pursuant to Section 8.3, unless and until the aggregate amount of Damages to Buyer Indemnified Parties with respect to such matters under Section 8.3 exceeds $50,000, at which time, subject to a maximum amount of Damages of $150,000 that may be claimed by Buyer Indemnified Parties under Section 8.3, the Buyer Indemnified Parties shall be entitled to indemnification for the total amount of such Damages. Notwithstanding the preceding sentence, the maximum amount of Damages that may be claimed by Buyer Indemnified Parties under Section 8.3 for Misrepresentation Claims with respect to which the Company had Knowledge shall be $1,000,000.

          (a) Company Indemnified Parties shall not be entitled to indemnification pursuant to Section 8.4, unless and until the aggregate amount of Damages to Company Indemnified Parties with respect to such matters under
Section 8.4 exceeds $50,000, at which time, subject to a maximum amount of Damages of $150,000 that may be claimed by Company Indemnified Parties under
Section 8.4, the Company Indemnified Parties shall be entitled to indemnification for the total amount of such Damages. Notwithstanding the preceding sentence, the maximum amount of Damages that may be claimed by Company Indemnified Parties under Section 8.4 for Misrepresentation Claims with respect to which the Buyer had Knowledge shall be $1,000,000.

          (b) Materiality qualifications to the representations and warranties of Company and Buyer shall not be taken into account in determining the amount of Damages occasioned by a breach of any such representation and warranty for purposes of determining whether the $50,000 baskets set forth in Section 8.6(a) and (b) have been met.

                                   ARTICLE IX

                        TERMINATION, AMENDMENT AND WAIVER

      9.1 Termination. This Agreement may be terminated at any time prior to the
Closing:

          (a) by mutual written agreement of Buyer and the Stockholders at any time;

          (b) by Buyer in the event the Company fails to deliver the Financial Data by the Compliance Date;

          (c) by either Buyer, Company or Stockholders if, after the Financial Data has been delivered on or before the Compliance Date, the Transaction shall not have been consummated by October 30, 2004 for any reason; provided, however, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Transaction to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

          (d) by either Buyer or the Stockholders if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Transaction, which order, decree, ruling or other action is final and nonappealable;

          (e) by Stockholders or the Company, upon a material breach of any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement, or if any representation or warranty of Buyer shall have become materially untrue, in either case such that the conditions set forth in this Agreement would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in Buyer's representations and warranties or breach by Buyer is curable by Buyer prior to the Closing Date, then the Stockholders may not terminate this Agreement under this Section 9.1(e) for thirty (30) days after delivery of written notice from Stockholders to Buyer of such breach, provided Buyer continues to exercise commercially reasonable efforts to cure such breach (it being understood that Stockholders may not terminate this Agreement pursuant to this Section 9.1(e) if they or Company shall have materially breached this Agreement or if such breach by Buyer is cured during such thirty (30)-day period);

          (f) by Buyer or KRM Fund, upon a material breach of any representation, warranty, covenant or agreement on the part of Company or Stockholders set forth in this Agreement (other than Company's failure to deliver the Financial Data on or before the Compliance Date), or if any representation or warranty of Company or Stockholders shall have become materially untrue, in either case such that the conditions set forth in this Agreement would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in Company's or Stockholders' representations and warranties or breach by Company or Stockholders is curable by Company or Stockholders prior to the Closing Date, then Buyer may not terminate this Agreement under this Section 9.1(f) for thirty (30) days after delivery of written notice from Buyer to Company and Stockholders of such breach, provided Company and Stockholders continues to exercise commercially reasonable efforts to cure such breach (it being understood that Buyer may not terminate this Agreement pursuant to this
Section 9.1(f) if it shall have materially breached this Agreement or if such breach by Company or Stockholders is cured during such thirty (30)-day period);

      9.2 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 9.1 above will be effective immediately upon (or, if the termination is pursuant to Section 9.1(e) or Section 9.1(f) and the proviso therein is applicable, thirty (30) days after) the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect and the Transaction shall be abandoned, except for and subject to the following: (i) Section 9.2, Section 9.3 and Article XI (General Provisions) shall survive the termination of this Agreement, (ii) nothing herein shall relieve any party from liability for any intentional or willful breach of this Agreement, and (iii) if this Agreement is terminated by Buyer under Sections 9.1(b) or 9.1(f), the Commitment Fee and any Deposit made pursuant to Section 1.9 shall be retained by Buyer as liquidated damages.

      9.3 Fees and Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Transaction is consummated; provided, however, that the Company shall reimburse Buyer for its out-of-pocket expenses incurred to complete investigations and background checks pursuant to
Section 6.3 hereof ("Investigation Costs") in an amount not to exceed $15,000, whether or not the Transaction is consummated. The parties further agree that, whether or not the Transaction is consummated, the Company shall be responsible for any and costs and expenses incurred in connection with the preparation, filing and mailing (if required) of the Form 8-K (including the U.S. GAAP Financial Statements and Company Proforma Financial Statements contained therein), the Press Release and the Information Statement.

      9.4 Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Buyer, Company and Stockholders.

      9.5 Extension; Waiver. At any time prior to the Closing, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.


                                    ARTICLE X

                             POST-CLOSING COVENANTS

      10.1 Post-Closing Covenants. Each of Stockholders, Company, Buyer and KRM Fund acknowledge that the agreements contained in this Section 10.1 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the parties would not enter into this Agreement. The parties hereto acknowledge and agree that the failure by Buyer, the Company and/or Stockholders to satisfy, perform and comply with the covenants set forth in this Section 10.2 ("Post-Closing Covenants") following the Closing will have a material adverse effect on the Buyer. During the period beginning upon the Closing and ending on the first anniversary of the Closing, Buyer agrees to satisfy, perform and comply with, and Company and Stockholders agree to cause the Buyer to satisfy, perform, and comply with, the following agreements and covenants:

          (a) Without the consent of KRM Fund, Buyer shall not issue any of its securities to any officers, directors, 10% or more shareholders, consultants, service providers or other parties, except for (i) any issuance pursuant to any of Buyer's options, warrants and convertible securities issued and outstanding as of Closing, (ii) any grant of options or stock awards to employees pursuant to a stock plan duly adopted by the Buyer's board of directors and shareholders,
(iii) any issuance under the Financial Advisory Agreement, (iv) any public offerings or private placements of Buyer's securities approved by Buyer's board of directors, (v) any issuance of securities for any arm's-length, third party business transactions involving business combinations, fixed asset purchases, joint ventures or strategic alliances which have been approved by Buyer's board of directors, and (vi) the issuance of the Service Provider Shares under Section
6.16 hereof.

          (b) Buyer's certified public accountants shall at all times be registered with PCAOB. In the event the Buyer's certified public accountants resign or are terminated for any reason, Buyer shall promptly engage a new certified public accountant registered with PCAOB.

          (c) Buyer shall add independent directors, create audit, compensation and other committees, and take such other actions as required by applicable laws and regulations regarding corporate governance as if Buyer were listed on either the American Stock Exchange or NASDAQ.

          (d) Audit and compensation committee charters are duly adopted by the Buyer's board of directors, regular meetings for the audit and compensation committee meetings are scheduled, with notice to all directors, and such committee meetings are properly held as scheduled.

          (e) Proper disclosure, insider trading and code of ethics policies are adopted by the Buyer's board and complied with by Buyer and its management.

          (f) Buyer files within the statutory time limits any required filings or notifications with the SEC, NASDAQ and any other federal, state or regulatory agency including any agency or organization with jurisdiction over any exchange on which the Buyer's securities are listed or traded.

          (g) Within thirty (30) days following the Closing, Buyer shall engage an investor relations firm and an independent research firm, acceptable to the Buyer's board of directors and KRM Fund.

          (h) Buyer shall file all tax returns of any kind in a timely manner, and Buyer shall pay, when due, all tax obligations of any kind or nature.

          (i) Buyer shall pay, when due, all transfer agent fees, listing fees and any other fees the non-payment of which may adversely effect compliance with applicable laws and regulations (including securities laws and regulations) or the listing or quotation of its common stock.

          (j) Within 30 days following Closing, Buyer shall establish a U.S. corporate office in New York, New York, U.S.A. or such other U.S. location determined by the Buyer's board of directors.

          (k) Respond in a timely manner, and to the satisfaction of the SEC, to any review or inquiry by the SEC to the Transaction Form 8-K and the Company Proforma Financial Statements contained therein

      10.2 Other Provisions. Notwithstanding anything contained herein to the contrary, the provisions of this Article X shall survive (and not be affected in any respect by) the Closing.


                                   ARTICLE XI

                               GENERAL PROVISIONS

      11.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

          (a) if to Buyer, to:

          Micro Interconnect Technology, Inc.
          Attn:  Kevin R. Keating, President
          936A Beachland Boulevard, Suite 13
          Vero Beach, FL USA 32963
          (772) 231-7544 telephone
          (772) 231-5947 telecopy

          (b) if to Company or Stockholders, to:

          Mr. Lu Pingji, Chairman
          Lanbo Financial Investment Company Group Limited
          6 Friendship Eest Road
          Xi'an, People's Republic of China 710054

          with a copy to:

          David Feldman, Esq.
          Feldman Weinstein LLP
          420 Lexington Avenue, Suite 2620
          New York, New York 10170
          (212) 869-7000 telephone
          (212) 997-4242 telecopy


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

          (c) if to KRM Fund, to:

          Mr. Timothy J. Keating, Manager
          Keating Reverse Merger Fund, LLC
          5251 DTC Parkway, Suite 1090
          Greenwood Village, Colorado USA 80111-2739
          (720) 889-0131 telephone
          (720) 889-0135 telecopy


      11.2 Interpretation.

          (a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement. Unless otherwise indicated the words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "the business of" an entity, such reference shall be deemed to include the business of all direct and indirect Subsidiaries of such entity. Reference to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity.

          (b) For purposes of this Agreement, the term "Material Adverse Effect" when used in connection with an entity means any change, event, violation, inaccuracy, circumstance or effect, individually or when aggregated with other changes, events, violations, inaccuracies, circumstances or effects, that is materially adverse to the business, assets (including intangible assets), revenues, financial condition or results of operations of such entity and its Subsidiaries, if any, taken as a whole (it being understood that neither of the following alone or in combination shall be deemed, in and of itself, to constitute a Material Adverse Effect: (a) changes attributable to the public announcement or pendency of the transactions contemplated hereby, (b) changes in general national or regional economic conditions, (c) any SEC rulemaking requiring enhanced disclosure of reverse merger transactions with a public shell, or (d) changes affecting the industry generally in which Company or Buyer operates).

          (c) For purposes of this Agreement, the term "Person" shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

          (d) For purposes of this Agreement, all monetary amounts set forth herein are referenced in United States dollars, unless otherwise noted.

      11.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

      11.4 Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Schedules hereto (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the letter of intent between Buyer and Company dated May 25, 2004 ("Letter of Intent") is hereby terminated in its entirety; and (b) are not intended to confer upon any other person any rights or remedies hereunder (except as specifically provided in this Agreement). To the extent that this Agreement is executed in both the English language and one or more other languages, the English version of this Agreement shall be controlling notwithstanding anything that may be contained in the non-English versions of this Agreement.

      11.5 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

      11.6 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

      11.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, USA, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

      11.8 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

      11.9 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the first sentence of this Section 11.9, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

      11.10 Arbitration. Any disputes or claims arising under or in connection with this Agreement or the transactions contemplated hereunder shall be resolved by binding arbitration. Notice of a demand to arbitrate a dispute by either party shall be given in writing to the other at their last known address. Arbitration shall be commenced by the filing by a party of an arbitration demand with the American Arbitration Association ("AAA") in its office in New York, New York USA. The arbitration and resolution of the dispute shall be resolved by a single arbitrator appointed by the AAA pursuant to AAA rules. The arbitration shall in all respects be governed and conducted by applicable AAA rules, and any award and/or decision shall be conclusive and binding on the parties. The arbitration shall be conducted in New York, New York USA. The arbitrator shall supply a written opinion supporting any award, and judgment may be entered on the award in any court of competent jurisdiction. Each party shall pay its own fees and expenses for the arbitration, except that any costs and charges imposed by the AAA and any fees of the arbitrator for his services shall be assessed against the losing party by the arbitrator. In the event that preliminary or permanent injunctive relief is necessary or desirable in order to prevent a party from acting contrary to this Agreement or to prevent irreparable harm prior to a confirmation of an arbitration award, then either party is authorized and entitled to commence a lawsuit solely to obtain equitable relief against the other pending the completion of the arbitration in a court having jurisdiction over the parties. All rights and remedies of the parties shall be cumulative and in addition to any other rights and remedies obtainable from arbitration.

         [THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK.]

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

                                     MICRO INTERCONNECT TECHNOLOGY, INC.


                                     By: /s/ Kevin R. Keating
                                         ---------------------------------------
                                         Kevin R. Keating, President

                                     KEATING REVERSE MERGER FUND, LLC


                                     By: /s/ Timothy J. Keating
                                         ---------------------------------------
                                         Timothy J. Keating, Manager

                                     LANBO FINANCIAL INVESTMENT COMPANY
                                     GROUP, LTD.


                                     By: /s/ Lu Pingji
                                         ---------------------------------------
                                         Lu Pingji, Chairman


                                      By: /s/ Xiao Genxiang
                                         ---------------------------------------
                                         Xiao Genxiang, Chief Executive Officer


                                     STOCKHOLDERS:

                                     /s/ Lu Pingji
                                     -------------------------------------------
                                     Lu Pingji, Individually

                                     /s/ Xiao Genxiang
                                     -------------------------------------------
                                     Xiao Genxiang, Individually

                                     /s/ Feng Xiaohong
                                     -------------------------------------------
                                     Feng Xiaohong, Individually

                                     /s/ Lu Pingji
                                     -------------------------------------------
                                     Lu Pingji, as Voting Trustee under
                                     Voting Trust Agreement dated September
                                     28, 2004

                         INDEX OF EXHIBITS AND SCHEDULES

EXHIBITS
--------

EXHIBIT A - VOTING AGREEMENT

EXHIBIT B - FINANCIAL ADVISORY AGREEMENT

EXHIBIT C - ESCROW AGREEMENT

SCHEDULES
---------

SCHEDULE 1.1 - COMPANY STOCK OWNERSHIP

COMPANY AND STOCKHOLDERS DISCLOSURE SCHEDULES

BUYER DISCLOSURE SCHEDULES